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EXHIBIT 10.18

SERVICE AGREEMENT

dated September 25, 2000

between

FIRST DATA RESOURCES INC.

and

X.COM CORPORATION

EXHIBITS

Exhibit A	Services/Pricing
Exhibit B	Affiliate Agreement
Exhibit C	Definitions
Exhibit D	Arbitration
Exhibit E	Indemnification
Exhibit F	Interchange Settlement
Exhibit G	Offline Debit Card Performance Criteria
Exhibit H	MasterCard Requirements

i

SERVICE AGREEMENT

        This Service Agreement dated as of September 25, 2000 (the "Effective Date"), is between First Data Resources Inc. ("FDR") and X.com Corporation ("Customer"). References to "Customer" throughout shall include Customer's Affiliates which are receiving the Services.

Recitals

        WHEREAS, FDR and Customer wish to enter into this Agreement in order for FDR to provide and for Customer to receive data processing and related services in connection with Customer's Accounts;

        NOW THEREFORE, FDR and Customer agree as follows:

Article 1
Definitions and Interpretation

        Section 1.1.    Definitions.    Unless the context otherwise requires, capitalized terms used herein shall have the meanings specified in Exhibit C.

        Section 1.2.    Interpretation.    Each definition in this Agreement includes the singular and the plural and the word "including" means "including but not limited to". References to any statute or regulation means such statute or regulation as amended at the time and includes any successor statute or regulation. The section headings in this Agreement are solely for convenience and shall not be considered in its interpretation. The Exhibits referred to throughout this Agreement are attached hereto and are incorporated herein.

Article 2
Services

        Section 2.1.    Services.    FDR shall make available to and perform for Customer those services described in Exhibit A (the "Services"). Exhibit A and any document or service referred to in Exhibit A shall be subject to periodic revision by FDR to reflect changes (i) to the FDR System or the services provided by FDR and offered generally to FDR customers and (ii) in the specific Services provided to Customer. The Services shall be made available to Customer in the United States to permit processing of Transaction Cards used by Customer's Clients worldwide through the clearing and settlement networks of the Networks, VISA and MasterCard. The offline debit card processing Services shall be performed substantially in accordance with the performance criteria set forth in Exhibit "G".

        Section 2.2.    Enhancements.

        (a)  Customer may periodically request customizations, enhancements, additions or modifications (each an "Enhancement") to the FDR System. FDR shall evaluate all such requests and, if terms and conditions can be agreed to (which shall include payment by Customer of FDR's development charges), FDR shall develop and implement each such Enhancement on terms and conditions agreed to by the parties. Timing of any Enhancement is subject to scheduling and prioritization by FDR of FDR's available resources, provided that FDR shall use commercially reasonable efforts to timely respond to Customer's requests and resource requirements. FDR may withhold its consent to an Enhancement which, in FDR's sole discretion, would materially and adversely affect FDR's operations. Any Enhancement shall remain solely the property of FDR and Customer shall acquire no right, claim or interest in the FDR System. Subject to the foregoing, after the expiration or termination of this Agreement, FDR agrees not to exercise any of its intellectual property rights in any Enhancement paid for exclusively by Customer to prevent Customer from directly or indirectly replicating and redeveloping such Enhancement or using the results of such replication and redevelopment efforts, provided that no code, documentation, or specifications to the Enhancement or any other aspect or component of the FDR System is hereby granted or licensed to Customer, by implication or otherwise, and FDR shall be the sole owner of all property rights and intellectual property rights in connection therewith during and after the Term of this Agreement.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

        (b)  Customer understands that it is FDR's practice to provide any Enhancements developed by FDR, whether requested and paid for by its customers or based upon FDR's development and its expense, to its entire customer base. In the event that FDR develops an Enhancement at the request of Customer and the development costs and expenses are paid solely by Customer and FDR's customer base commences to use such after its implementation for Customer, then FDR shall reimburse Customer for the development costs and expenses paid by Customer to FDR as provided for in this Section 2.2(b). In order for Customer to be eligible for reimbursement pursuant to this Section 2.2(b), the Enhancement must (i) require at least one hundred (100) programming hours, and (ii) generate gross revenues from other FDR customers in excess of $1,000,000 within four (4) years of initial implementation. If any such Enhancement meets the reimbursement criteria, at the conclusion of each of Processing Years 1 through 4, FDR will reimburse Customer's development expense, but not to exceed the lesser of Customer's total expenditures or fifty percent (50%) of the gross revenues received from other FDR customers during each such Processing Year for the use of such qualified Enhancement. Additionally, in the event that FDR develops an Enhancement at the request of Customer and the development costs and expenses are paid solely by Customer and give Customer a demonstrable competitive advantage in the debit card issuing marketplace, FDR agrees not to make such Enhancement available to FDR's customer base for six (6) months after such Enhancement is made available to Customer.

        Section 2.3.    Start-Up.

        (a)  FDR shall provide, subject to the applicable approvals of MasterCard (including but not limited to the approvals in Exhibit H) and the Networks, for completion of the initial Start-Up within sixty (60) days of execution of this Agreement or at a later date as may be mutually agreed upon by FDR and Customer (the "Scheduled Start-Up Date"). To the extent that FDR and Customer mutually agree, the Scheduled Start-Up Date may be modified from time to time prior to Start-Up.

        (b)  Customer will (i) use all reasonable resources, including the assignment of adequate personnel to assure timely performance of those functions required of Customer under the Start-Up, and (ii) comply with any reasonable directions of FDR so as to enable Start-Up to be completed on or before the Scheduled Start-Up Date.

        (c)  FDR will use all reasonable resources, including the assignment of adequate personnel to assure timely performance of those functions required of FDR under the Start-Up so as to enable Start-Up to be completed on or by the Scheduled Start-Up Date.

        (d)  Provided that FDR has performed its obligations pursuant to this Section 2.3, Customer agrees to pay the initial Start-Up Fee as provided for in Exhibit "A", Section V, Paragraph (e). In addition, each party shall be responsible for and pay all costs and expenses incurred by it in connection with the Start-Up.

        Section 2.4.    Compliance With Law.

        (a)  FDR and Customer acknowledge that Customer is subject to a variety of federal, state and local laws, regulations and judicial and administrative decisions and interpretations applicable to its Transaction Card business, including without limitation those pertaining to equal credit opportunity, truth in lending, fair credit billing, fair credit reporting, fair debt collection practices and general consumer protection (the "Legal Requirements"). The parties shall cooperate with each other in resolving issues relating to compliance with the Legal Requirements in accordance with the provisions of this Section 2.4.

        (b)  Customer is solely responsible for (i) monitoring and interpreting the Legal Requirements, (ii) determining the particular actions, disclosures, formulas, calculations and procedures required for compliance with the Legal Requirements (whether to be performed by FDR or by Customer) and (iii) maintaining an ongoing program for compliance with the Legal Requirements. In addition, Customer is solely responsible for reviewing and selecting the parameter settings and programming features and options within the FDR System that will apply to Customer's Transaction Card programs, and for determining that its selection of such settings, features and options is consistent with the Legal Requirements and with the terms and conditions of Customer's accounts and disclosures to such Cardholders. In making such determinations, Customer may rely on the written description of such settings, features and options in the User Manuals, customer bulletins and other system documentation provided by FDR to Customer.

        (c)  FDR is solely responsible for compliance with all laws, regulations and judicial and administrative decisions applicable to FDR as a third party provider of data processing services. FDR will not be responsible for any violation by Customer of a Legal Requirement to the extent such violation occurs as a result of performance by FDR of the Services in accordance with the FDR System documentation, instructions of Customer or written procedures provided by or approved by Customer.

        (d)  Subject to the terms of Article 10, FDR and Customer shall cooperate with each other in providing information or records in connection with examinations, requests or proceedings of each other's and Sponsor Bank's regulatory authorities.

        Section 2.5.    Execution by Affiliates.    Each of Customer's Affiliates which receives any of the Services shall be required to execute an Affiliate Agreement substantially in the form of Exhibit B hereto. In no event shall FDR be required to perform any of the Services for any such Affiliate prior to the execution of an Affiliate Agreement by such Affiliate. All representations, warranties and covenants set forth in this Agreement shall be deemed given and made by Customer's Affiliate upon execution of an Affiliate Agreement.

        Section 2.6.    Sponsorship with VISA and/or MasterCard.    During the Term of this Agreement, Customer shall conduct its business and make all undertakings reasonable or necessary in order that Customer's Accounts may be eligible for sponsorship by a Sponsor Bank member of the Networks, VISA and/or MasterCard. Customer acknowledges that neither FDR nor the Sponsor Bank shall be required to provide any Service under this Agreement or sponsor the Customer's Accounts to the extent the Service or sponsorship requires or may require actions or undertakings which in the reasonable discretion of FDR or the Sponsor Bank are not permitted by the Networks, VISA and/or MasterCard. During the Term hereof, Customer and FDR shall reasonably cooperate with the other in connection with the Sponsor Bank and any successor Sponsor Bank and other aspects of Customer's Accounts with its Clients, including but not limited to disclosures to Customer's Clients.

Article 3
Exclusivity, Acquired Portfolios and Merger or Change of Control

        Section 3.1.    Sole and Exclusive Provider.    During the Term, FDR shall be the sole and exclusive provider to Customer and its Affiliates of all signature and PIN based Transaction Card processing services for credit card and debit card issuing, and transaction processing, clearing and settlement through the Networks and VISA and MasterCard, and each of Customer and its Affiliates shall neither perform or provide any service similar to such services for itself nor engage any third party to perform or provide any such services. Anything in this Section 3.1 to the contrary notwithstanding, FDR understands that at the time of the execution of this Agreement Customer has issued and is receiving processing services from a third party in connection with certain debit accounts issued pursuant to VISA "BIN" 443105 (the "Excluded BIN"). Nothing in this Section 3.1 shall prevent Customer from maintaining and adding debit card accounts to the Excluded BIN during the Term of this Agreement.

        Section 3.2.    Acquired FDR Portfolios.    If Customer or any of its Affiliates ("Purchaser") Acquires any accounts for which FDR is then providing services similar to the Services (an "FDR Portfolio"),

FDR shall continue to perform the services pursuant to the pre-existing service agreement (the "Existing FDR Agreement") which shall remain in effect through the expiration of its then-current term. On the expiration of the Existing FDR Agreement and transfer of the FDR Portfolio to Customer on the FDR System, the FDR Portfolio shall be processed in accordance with the terms of this Agreement. FDR shall not include the volumes from the FDR Portfolio in any volume based price schedules set forth in Exhibit A until such time as the Existing FDR Agreement expires and there is a transfer of the FDR Portfolio to Customer on the FDR System. Such transfer of the FDR Portfolio shall occur on a mutually agreed upon date. In connection with such transfer, Customer shall bear the costs and expenses of such transfer, at the then-standard hourly rates of FDR plus related material charges.

        Section 3.3.    Acquired Non-FDR Portfolios.

        (a)  If Purchaser Acquires any accounts that require services substantially similar to the services for which FDR is the sole and exclusive provider to Customer pursuant to Section 3.1, but for which FDR is not then providing such services (a "Non-FDR Portfolio"), Customer shall use its reasonable best efforts to start-up such Non-FDR Portfolio to the FDR System within six (6) months after the closing of the Acquisition or, if Customer is bound by the terms of an existing agreement to obtain processing services for such portfolio (an "Existing Non-FDR Agreement"), upon the expiration of the then-remaining term of the Existing Non-FDR Agreement, whichever is later. If Purchaser is bound by an Existing Non-FDR Agreement, then, unless otherwise agreed by the parties, the Non-FDR Portfolio shall continue to be processed pursuant to such Existing Non-FDR Agreement through its expiration date. In connection with any such start-up, FDR shall have a reasonable period of time to perform due diligence and propose a start-up plan. Unless the parties mutually agree otherwise, and subject to the terms and conditions set forth in the start-up plan as mutually agreed to by the parties, Customer shall pay all charges for start-up of each Non-FDR Portfolio including (A) FDR's standard start-up charges (at $150/hour for resources plus related materials charges), and (B) any charges (at $150/ hour for resources plus related materials charges) associated with any customization of the FDR System specified in the start-up plan applicable to each such Non-FDR Portfolio. Any such customization shall remain solely the property of FDR, and Customer shall acquire no right, claim, or interest in the FDR System or any customization thereof during or after the Term.

        (b)  If Purchaser and FDR agree that the remaining term of an Existing Non-FDR Agreement will not provide adequate time to prepare for an orderly start-up to the FDR System, Purchaser may extend the term of such Existing Non-FDR Agreement after it Acquires the Non-FDR Portfolio; provided, however, that no such extension may cause the term of such Existing Non-FDR Agreement to extend to a date which is more than six (6) months after Customer's Acquisition of the Non-FDR Portfolio. In addition, Customer shall deliver any written notice which is required to prevent an automatic extension or renewal of such Existing Non-FDR Agreement.

        (c)  Purchaser shall notify FDR, in writing, within thirty (30) days after the execution of any binding agreement to Acquire a Non-FDR Portfolio if Purchaser intends to obtain processing services pursuant to an Existing Non-FDR Agreement and shall use its best efforts to provide FDR with a copy of the provisions of such Existing Non-FDR Agreement dealing with the term, renewal and termination thereof upon the execution by FDR of any appropriate confidentiality agreement that may be required, unless prohibited by the terms of such Existing Non-FDR Agreement.

        Section 3.4.    Disposition of Portfolios.    Upon the sale or other disposition by Customer of all or any portion of Customer's accounts (the "Former Accounts"), FDR will cooperate in the Deconversion of the Former Accounts from the FDR System, and upon Deconversion shall no longer be obligated to provide Services for the Former Accounts for Customer pursuant to this Agreement and Customer and FDR agree that there shall be no reduction in the Year 1 Minimum Processing Fee or the Minimum Processing Fees set forth in Section 4.4.

        Section 3.5.    Merger or Change of Control.    If Customer is merged into an Entity that, prior to such merger, was not an Affiliate of Customer, and such Entity is the survivor of such merger (the "Surviving Entity"), then (i) the provisions of this Agreement shall continue to apply to all Customer Accounts which were subject to this Agreement prior to such merger, but shall not apply to any accounts of the Surviving Entity or any of its Affiliates which were not subject to this Agreement prior to such merger and (ii) the Surviving Entity, as Customer's successor-in-interest, shall continue to be bound by Customer's obligations hereunder. If there is a Change of Control of Customer, then the provisions of this Agreement shall continue to apply to all Customer Accounts of Customer and its Affiliates immediately prior to such Change of Control, but shall not apply to any accounts of the Entity that Acquires Control of Customer and its Affiliates which were not subject to this Agreement prior to such Change of Control.

Article 4
Payment for Services

        Section 4.1.    Processing Fees.    Customer shall pay FDR the Processing Fees set forth in Exhibit A to this Agreement. For each Processing Year after Processing Year 1, FDR may increase each line item of Processing Fees set forth in Exhibit A to this Agreement which were in effect for the immediately preceding Processing Year by [*] increase in the Consumer Price Index ("CPI") as described below but only to the extent the CPI in any such Processing Year shall exceed [*]. For purposes hereof, the CPI shall be the index compiled by the United States Department of Labor's Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers ("CPI-U") having a base of 100 in 1982-84, using that portion of the index which appears under the caption "Other Goods and Services." The percentage increase in the CPI shall be calculated as of ninety (90) days in advance of the effective date of such increase, by comparing the CPI using a twelve (12) month period ending three (3) months prior to the effective date of such increase and expressing the increase in said CPI through the twelve (12) month period as a percentage.

        Section 4.2.    Special Fees.    Customer shall pay to FDR the Special Fees for amounts paid to third-party providers, computed in accordance with Exhibit A to this Agreement. If, at any time while this Agreement is in effect, the charges are increased to FDR for items which are included in the Special Fees or FDR obtains communication or other services included in the Special Fees by another method, resulting in an increase in the charges to FDR for such items, then FDR shall increase by an equal amount the Special Fees Customer is then paying FDR for such items under this Agreement. Such price change by FDR shall be effective on the effective date of the increase to FDR.

        Section 4.3.    New Products.    If FDR commences to offer any new services or products generally to its customers and Customer elects to use any such service or product, or if Customer elects to use services or products which Customer had not previously elected to use, then FDR shall provide such service or product at FDR's then-current fees and charges for such service or product or such other price as FDR and Customer may mutually agree.

        Section 4.4.    Minimum Fees.

        (a)  In Processing Year 1, Customer will require and shall pay FDR for Services sufficient to generate aggregate Processing Fees at least equal to [*] (the "Year 1 Minimum Processing Fee"). In each Processing Year after Processing Year 1, except as provided in subsection (b), Customer will require and shall pay FDR for Services sufficient to generate aggregate Processing Fees at least equal to [*] of the Processing Fees paid during the immediately preceding Processing Year, but in no event less than [*] in each such Processing Year (the "Minimum Processing Fees"). FDR shall calculate the total Processing Fees paid by Customer in respect of Services performed during each Processing Year (the "Total Annual Processing Fees") within ninety (90) days after the end of each Processing Year and will, after ten (10) days written notice to Customer, draw upon Customer's account pursuant to

Section 4.5 of this Agreement for the amount, if any, by which the Year 1 Minimum Processing Fees or the Minimum Processing Fees, as applicable, for the Processing Year exceed the Total Annual Processing Fees for the Processing Year. For the avoidance of doubt and based on economic assumptions material to each party underlying this transaction, Customer and FDR expressly agree that Customer shall pay FDR Processing Fees each Processing Year in an amount at least equal to the Year 1 Minimum Processing Fee or the Minimum Processing Fees, as applicable, until this Agreement is terminated by Customer pursuant to the provisions of Sections 9.2(a) or 9.2(b), or after Customer shall have paid FDR the Minimum Processing Fees for the year of termination as determined pursuant to this subsection (a) in the case of a termination pursuant to Sections 9.2(d) or 9.2(e) or pursuant to subsection (b) below in the case of a termination pursuant to Section 9.2(c), or until FDR terminates this Agreement and invokes compensatory payments pursuant to Section 9.4.

        (b)  If Customer shall elect to terminate this Agreement in accordance with Section 9.2(c), then in the Processing Year in which the Deconversion shall occur, the Minimum Processing Fees for such Processing Year shall be at least equal to [*] of the Processing Fees paid during the immediately preceding Processing Year, but prorated for the number of calendar months which will have expired as of the date the final Deconversion shall occur. The payment of the Minimum Processing Fees by Customer shall be prior to Deconversion.

        Section 4.5.    Method of Payment.    To facilitate the payment of Processing Fees, Special Fees, compensatory payments pursuant to Section 9.4 of this Agreement and any other fee, tax, interest payment, charge or amount due or payable to FDR under this Agreement, Customer shall provide FDR with access to a bank account of Customer's funds not requiring signature including notifying FDR of the demand deposit account number and transit routing number for the account. FDR may draw upon the bank account to pay fees, taxes, interest payments, charges, or any other amount due or payable to FDR under the terms of this Agreement. The detailed records of the amounts drawn on the account of Customer will be provided by FDR to Customer on a monthly basis. FDR shall be under no obligation to effect any Start-Up until the account has been established as provided herein.

        Section 4.6.    Interest.    If FDR is unable to obtain payment of Processing Fees, Special Fees, compensatory payments pursuant to Section 9.4 of this Agreement or any other fee, tax, interest payment, charge or amount due or payable to FDR under this Agreement at the time provided for payment under this Agreement, the unpaid amount of any Processing Fees, Special Fees, compensatory payments pursuant to Section 9.4 of this Agreement or other fee, tax, interest payment, charge or amount shall bear interest at the rate equal to the lesser of (a) [*], or (b) the maximum rate permitted by applicable law, from the date on which payment should have been available until the date on which FDR receives the payment. In the event Customer disputes any amount payable to FDR pursuant to Section 5.1, any amount which is paid by Customer and later determined not to have been payable shall bear interest from the date paid until refunded by FDR to Customer at the applicable rate set forth above.

        Section 4.7.    Taxes.

        (a)  Customer shall pay all taxes and similar charges, however designated, which are imposed by any governmental authority by reason of FDR's fulfillment of its obligations hereunder except for income taxes payable by FDR on amounts earned by FDR or property taxes payable by FDR on property owned by FDR. Without limiting the foregoing, Customer shall promptly pay FDR for any amounts actually paid or required to be collected or paid by FDR.

        (b)  Customer authorizes FDR to calculate the total amount of sales taxes due from Customer hereunder. Customer shall supply FDR with all information necessary for FDR to compute and remit the taxes (including any tax-exempt certificate, claim letter, or similar documentation). FDR shall remit the sales taxes to the appropriate taxing authority on behalf of Customer based on the information available to FDR. If FDR underpays or overpays such sales taxes, Customer shall be responsible for promptly paying any shortfalls (including any penalties or interest) and for collecting any refunds from the appropriate taxing authority; provided, however, if such underpayment is solely the result of the negligence of FDR, FDR shall be responsible for any penalties associated with such underpayment.

        Section 4.8.    Deconversion.    Upon the expiration or termination of this Agreement, FDR shall provide Deconversion assistance to Customer as Customer may reasonably request, provided however, that in no event shall FDR be obligated to Deconvert any of Customer's Accounts until a date which is mutually agreed upon and at least thirty (30) days but not greater than six (6) months after notice by Customer to FDR requesting such Deconversion, provided that if such notice is given and the six (6) month period ends during the FDR System "freeze period" which occurs annually between the third weekend in November and the third week in January, then the period in which to complete the Deconversion shall be extended until the February implementation date following the expiration of such "freeze period." Except in the event of Deconversion occurring as a result of termination of the Agreement by Customer pursuant to Sections 9.2(a) or 9.2(b), Customer shall pay FDR, the rate of $150/hour for resources for each activity completed by FDR in order to accomplish the Deconversion and for all costs, including postage or shipping, of complying with Section 10.1. FDR agrees that it will not interfere with efforts that Customer may undertake upon Deconversion to retain its Accounts' BINs or ICAs following Deconversion through a separate agreement with the Sponsor Bank; provided however, that nothing contained herein shall require FDR or Sponsor Bank to transfer the BINs or ICAs used in connection with Customer's Accounts to Customer or any third party.

Article 5
Dispute Resolution and Indemnification

        Section 5.1.    Informal Dispute Resolution.    Any controversy or claim between FDR and Customer arising from or in connection with this Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise ("Dispute"), shall be resolved as follows:

        (a)  upon written request of either FDR or Customer, the parties shall each appoint a representative to meet and attempt to resolve such Dispute;

        (b)  the designated representatives shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding; and

        (c)  arbitration pursuant to Exhibit D for the resolution of a Dispute may not be commenced until the earlier of:

              (i)  the date that the designated representatives conclude in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

            (ii)  thirty (30) days after the date that either party requested negotiation of the Dispute pursuant to Section 5.1(a) of this Agreement.

        (d)  Notwithstanding the foregoing, this Section 5.1 shall not be construed to prevent a party from instituting formal proceedings at any time to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief pursuant to Section 10.7.

        Section 5.2.    Arbitration.    If Customer and FDR are unable to resolve any Dispute in the manner set forth in Section 5.1, such Dispute shall be submitted to arbitration in the manner set forth in Exhibit D.

        Section 5.3.    Indemnification.    The indemnification rights and obligations of Customer and FDR under this Agreement are contained in Exhibit E.

Article 6
Limitation on Liability

        Section 6.1.    Limitation on Liability.    FDR's cumulative liability for any loss or damage, direct or indirect, for any cause whatsoever (including, but not limited to those arising out of or related to this Agreement) with respect to claims (whether third party claims, indemnity claims or otherwise) relating to events in any one Processing Year shall not under any circumstances exceed the lesser of (a) the Minimum Processing Fees for such Processing Year and, in the case of Processing Year 1, the Year 1 Minimum Processing Fee or (b) the amount of the Processing Fees paid to FDR pursuant to this Agreement for Services performed in the immediately preceding Processing Year, and, in the case of Processing Year 1, the Year 1 Minimum Processing Fee.

        Section 6.2.    No Special Damages.    IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER ANY THEORY FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, IT BEING FURTHER UNDERSTOOD THAT THE CUSTOMER'S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE LIMITED OR EXCLUDED BY THIS SECTION 6.2.

Article 7
Disclaimer of Warranties

        Section 7.1.    Disclaimer.    FDR SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, ARISING OUT OF OR RELATED TO THIS AGREEMENT. THIS AGREEMENT IS A SERVICE AGREEMENT AND THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE SHALL NOT APPLY TO IT.

Article 8
Term of Agreement

        Section 8.1.    Term.    This Agreement is effective from the Effective Date and shall extend for five (5) Processing Years (the "Original Term"). Processing Year 1 of the Term shall commence on the earlier of: (i) the first day of the calendar month immediately subsequent to the completion of the initial Start Up provided for in Section 2.3 or (ii) six (6) calendar months after the Effective Date. For purposes of this Agreement, each subsequent "Processing Year" means each twelve (12) month period commencing on the expiration of the previous Processing Year in which Services are performed.

Article 9
Termination

        Section 9.1.    Termination by FDR.    FDR may terminate this Agreement:

        (a)  if FDR fails to receive payment from Customer pursuant to the provisions of Section 4.5 of this Agreement and Customer, within forty-eight (48) hours after written notice, still has not made such payment to FDR, or immediately without notice if FDR has the right more than four times in any twelve month period to give notice under this paragraph whether or not the notice is given, provided however, that in the event Dispute resolution is initiated, FDR may terminate the Agreement pursuant to this subsection (a) only following the informal Dispute resolution (not including arbitration) pursuant to Section 5.1;

        (b)  if Customer fails to pay any Daily Amount when required as provided in Exhibit F to this Agreement and does not cure the failure within twenty-four (24) hours after written notice of the failure or immediately without notice if FDR has the right more than three times in any twelve month period to give notice under this paragraph whether or not the notice is given;

        (c)  if Customer does not cure within twenty-four (24) hours after notice by FDR if FDR has terminated Interchange Settlement of transactions on behalf of Customer as described under "Violation of Rules" in Exhibit F to this Agreement for more than ten (10) consecutive days or for more than twenty (20) days in any Processing Year;

        (d)  if any Insolvency Event occurs with respect to Customer;

        (e)  if Customer does not cure within twenty-four (24) hours after notice by FDR if FDR has the right to give notice to MasterCard and/or VISA as provided under "Failure to Transfer" in Exhibit F to this Agreement whether or not the notice is given;

        (f)    upon prior notice (i) if Customer, FDR or the Sponsor Bank receives a cease and desist or similar order regarding Customer's Transaction Card program from any Network, VISA or MasterCard, or (ii) upon a determination by FDR pursuant to Section 2.6 that the support of Customer's Transaction Card program must be discontinued pursuant to any Network, VISA or MasterCard standards, guidelines, rules, regulations or requirements, provided however, that in connection with each of clauses (i) and (ii), FDR shall not be permitted to terminate this Agreement pursuant to this subsection (f) if the event giving rise to the termination shall be as set forth in Sections 9.1(j) or 9.1(k);

        (g)  in the event Customer shall breach any of its representations, warranties or covenants contained in this Agreement, and fail to cure within seven (7) days after notice thereof by FDR, or such shorter period as may be required by a Legal Requirement or by any Network, VISA or MasterCard;

        (h)  in the event Customer's Accounts shall incur fraud losses in excess of 200 basis points in any two (2) consecutive calendar months;

        (i)    if, after receipt of written notice from FDR regarding an Updated Amount of the Letter of Credit pursuant to Section 11.3(b), Customer does not, within forty-eight (48) hours, increase the monetary amount of the Letter of Credit to be at least equal to the Updated Amount of the Letter of Credit as provided for in Section 11.3(b);

        (j)    upon prior notice if any new Network, VISA or MasterCard standard, guideline, rule, regulation or requirement or any change, amendment or new interpretation of an existing Network, VISA or MasterCard standard, guideline, rule, regulation or requirement which occurs after the date hereof (except for any of the foregoing which arise as a result of an order, decree, memorandum of understanding, agreement or similar basis which was initiated by or as a result of state or federal law or regulatory authorities, or which involve Customer's breach of its covenants in Section 11.3) results (i) in the issuance to Customer, FDR or Sponsor Bank of a cease and desist or similar order regarding Customer's Transaction Card program from a Network, VISA or MasterCard, or (ii) in a determination by FDR pursuant to Section 2.6 that the support of the Customer's Transaction Card program must be discontinued pursuant to such Network, VISA or MasterCard standard, guideline, rule, regulation or requirement; or

        (k)  upon prior notice if a Network, VISA or MasterCard determines that the continued operation by Customer of Customer's Transaction Card program (as facilitated through the FDR Services and the sponsorship by Sponsor Bank) is in direct competition with the Network, VISA or MasterCard in violation of any standard, guideline, rule, regulation or requirement in existence as of the date hereof (except if such determination arises as a result of an order, decree, memorandum of understanding, agreement or similar basis which was initiated by or as a result of state or federal law or regulatory authorities, or involves Customer's breach of its covenants in Section 11.3), and the Network, VISA or MasterCard issues Customer, FDR or Sponsor Bank a cease and desist or similar order regarding Customer's Transaction Card program.

        The rights of FDR to terminate under this Section 9.1 are cumulative and the existence of the right under any provision or subsection is not exclusive of the right under any other provision or subsection.

        Section 9.2.    Termination by Customer.    Customer may terminate this Agreement:

        (a)  if any Insolvency Event occurs with respect to FDR;

        (b)  as provided for in Exhibit G;

        (c)  at its sole option, at any time during the Original Term after the delivery of written notice to FDR at least six (6) months prior to the effective date of such termination; provided that the effective date of such termination is not prior to six (6) calendar months after the expiration date of Processing Year 1;

        (d)  upon prior notice, if any new Network, VISA or MasterCard standard, guideline, rule, regulation or requirement or any change, amendment or new interpretation of an existing Network, VISA or MasterCard standard, guideline, rule, regulation or requirement which occurs after the date hereof (except for any of the foregoing which arise as a result of an order, decree, memorandum of understanding, agreement or similar basis which was initiated by or as a result of state or federal law or regulatory authorities, or which involve Customer's breach of its covenants in Section 11.3) results in the issuance to Customer, FDR or Sponsor Bank of a cease and desist or similar order regarding Customer's Transaction Card program from a Network, VISA or MasterCard; or

        (e)  upon prior notice if a Network, VISA or MasterCard determines that the continued operation by Customer of Customer's Transaction Card program (as facilitated through the FDR Services and the sponsorship by Sponsor Bank) is in direct competition with the Network, VISA or MasterCard in violation of any standard, guideline, rule, regulation or requirement in existence as of the date hereof (except if such determination arises as a result of an order, decree, memorandum of understanding, agreement or similar basis which was initiated by or as a result of state or federal law or regulatory authorities, or involves Customer's breach of its covenants in Section 11.3), and the Network, VISA or MasterCard issues Customer, FDR or Sponsor Bank a cease and desist or similar order regarding Customer's Transaction Card program.

        Section 9.3.    Effect of Termination.    Upon expiration or termination of this Agreement, FDR shall have no further obligation to provide the Services to Customer and all outstanding unpaid amounts due and owing to FDR shall become immediately due and payable. Expiration or termination of this Agreement shall not affect the following:

        (a)  the obligation of Customer to pay for Services rendered or any other obligation or liability owing or which becomes owing under this Agreement whether the obligations arise prior to or after the date of termination including the obligations to make the payments provided in Article 4 of this Agreement, Sections 9.4 and 9.5 of this Agreement and as described under "Trailing Activity" in Exhibit F to this Agreement;

        (b)  the obligations set forth in this Agreement in connection with any Network Agreement or any third party software pursuant to Exhibit A;

        (c)  the provisions of Articles 5, 6, 7, and 10, Section 12.7, and Exhibits D and E; or

        (d)  the obligations in Section 11.3(b) which shall survive until the latest to occur of the following: (i) ninety (90) days after Deconversion, (ii) during any period while any Dispute shall be ongoing, or (iii) during any period while Customer has any remaining claim or obligation which is not fully satisfied under this Agreement, including indemnity obligations in accordance with Exhibit E or Trailing Activity in accordance with Exhibit F.

        Section 9.4.    Payments Upon Termination.

        (a)  If FDR terminates this Agreement pursuant to Section 9.1, other than pursuant to Section 9.1(j), or if Customer terminates this Agreement pursuant to Section 9.2(e), Customer and FDR agree that, based on economic assumptions material to each party, Customer shall make a compensatory payment to FDR. Such compensatory payment shall be made by Customer upon termination by FDR or Customer, and prior to Deconversion, and shall equal the sum of:

              (i)  the Year 1 Minimum Processing Fee or Minimum Processing Fees, as applicable, as set forth in Section 4.4(a) of this Agreement, for the Processing Year in which the termination occurs (after crediting Customer for any Processing Fees paid for Services provided in such Processing Year); and the amount set forth in subsections (ii) or (iii) below, as applicable

            (ii)  except as provided in subsection (iii) below, the sum of the present values of a payment in each full Processing Year (other than the year of termination) which remains during the Term of this Agreement in an amount equal to the applicable percentage set forth below for the Processing Year in which termination occurs multiplied by the Year 1 Minimum Processing Fees or the Minimum Processing Fees, as applicable, for the Processing Year in which termination occurs. The applicable percentage shall be as follows:

Processing Year in which termination occurs	Applicable Percentage
Processing Year 1	[*]
Processing Year 2	[*]
Processing Year 3	[*]
Processing Year 4	[*]

            (iii)  in the event the Agreement shall be terminated by FDR pursuant to Section 9.1(k) or by Customer pursuant to Section 9.2(e), the present value of a payment in the next full Processing Year (other than the year of termination) which remains during the Term of this Agreement in an amount equal to the applicable percentage set forth in subsection (ii) above, for the Processing Year in which termination occurs multiplied by the Year 1 Minimum Processing Fees or the Minimum Processing Fees, as applicable, for the Processing Year in which termination occurs.

        (b)  In determining the present value of the amount set forth in subsection (a)(ii) or (a)(iii) above, an interest rate equal to [*], as quoted by The Wall Street Journal for the date on which termination occurs, or if not available on the date of termination, as soon thereafter as the next edition of The Wall Street Journal is published, shall be assumed and the payments shall be assumed to be made on the first day of each Processing Year.

        (c)  FDR and Customer agree that the compensatory payments as set forth in Section 9.4(a) are a reasonable estimation, as of the date of this Agreement, of the actual damages which FDR would suffer if FDR were to fail to receive the processing business for the full Term. In making such determination, the parties have considered all relevant factors known to the parties as of the date hereof and have given special consideration to the particular circumstances which may attend each particular termination event including the allocation of risks associated therewith between the parties. If not but for the full consideration of all relevant factors known to the parties as of the date hereof, and the payments to be made pursuant to this Section 9.4, neither party would have been willing to enter into this Agreement.

        (d)  Despite the foregoing, nothing in this Section 9.4 shall limit FDR's right to recover from Customer any amounts for which Customer is otherwise liable under this Agreement, except that upon payment of amounts due under Section 9.4(a), Customer shall not be responsible for Minimum Processing Fee shortfalls after the year of termination.

        Section 9.5.    Payments Upon Termination Pursuant to Section 9.2(c).    If Customer terminates this Agreement pursuant to Section 9.2(c), Customer shall not be required to make any payment to FDR pursuant to Section 9.4 but Customer shall be responsible for Minimum Processing Fee shortfalls, if any, pursuant to Section 4.4(b) for the Processing Year in which termination is effective but not for any subsequent Processing Years.

Article 10
Confidential Nature of Data

        Section 10.1.    Customer's Proprietary Information.    Upon Customer's request, FDR shall return to Customer (upon the expiration or termination of all of FDR's obligations under this Agreement and payment by Customer of all amounts due to FDR hereunder) all or any requested portion of the proprietary and confidential data of Customer disclosed to FDR including the Cardholder Master Files and CIS Memo Files (collectively, "Customer's Proprietary Information"). Throughout the Term of this Agreement and thereafter, FDR shall not obtain any proprietary rights in Customer's Proprietary Information.

        Section 10.2.    FDR's Proprietary Information.    Customer acknowledges that all products and systems provided or used by FDR, including any developments, Enhancements, improvements or modifications disclosed, provided or used by FDR, shall remain solely and exclusively the property of FDR. In addition, FDR shall retain sole and exclusive ownership in all works of authorship, ideas, concepts, know-how and inventions, whether or not patentable, created or conceived by FDR in the course of providing the services under this Agreement. Customer acknowledges that FDR, in its sole discretion, may provide to other customers, similar services to those outlined in this Agreement utilizing any of the FDR owned intellectual property referenced in this Section 10.2 or otherwise set forth or referred to in this Agreement. Customer shall not obtain any proprietary rights in any proprietary or confidential information which has been or is disclosed to Customer by FDR, including without limitation, any data or information that is a trade secret or competitively sensitive material, User Manuals; screen displays and formats; computer software, systems, products, system architecture and documentation related to each of the foregoing, in each case, whether owned, licensed or otherwise provided or used by FDR; software performance results; flow charts and other specifications (whether or not electronically stored), data and data formats (collectively, "FDR's Proprietary Information") whether any of the materials are developed or purchased specifically for performance of this Agreement or otherwise. Customer shall return to FDR all of FDR's Proprietary Information upon the expiration or termination of this Agreement.

        Section 10.3.    Confidentiality of Agreement.    Except as required by law, Customer shall keep confidential and not disclose, and shall cause its Affiliates and their respective directors, officers, employees, representatives, agents and independent contractors to keep confidential and not disclose, any of the terms and conditions of this Agreement to any third party without the prior written consent of FDR. FDR shall be permitted to disclose Customer's Proprietary Information to Sponsor Bank as necessary to perform FDR's obligations under this Agreement.

        Section 10.4.    Confidentiality.    FDR and Customer shall maintain Customer's Proprietary Information and FDR's Proprietary Information, respectively, in strict confidence. Without limiting the generality of the foregoing, FDR and Customer each agree:

        (a)  not to disclose or permit any other person or Entity access to Customer's Proprietary Information or FDR's Proprietary Information, as appropriate, except that the disclosure or access shall be permitted to an employee, officer, director, agent, representative, external or internal auditors or independent contractor of the party requiring access to the same in the course of his or her employment or services;

        (b)  to ensure that its employees, officers, directors, agents, representatives and independent contractors are advised of the confidential nature of Customer's Proprietary Information and FDR's Proprietary Information, as appropriate, and are precluded from taking any action prohibited under this Article 10, provided that in any event Customer and FDR shall each be liable for any breach of this Article 10 by their respective employees, officers, directors, agents, representatives and independent contractors, and FDR shall be liable to Customer for breach of this Article 10 by Sponsor Bank;

        (c)  not to alter or remove any identification, copyright or proprietary rights notice which indicates the ownership of any part of Customer's Proprietary Information or FDR's Proprietary Information, as appropriate; and

        (d)  to notify the other promptly and in writing of the circumstances surrounding any possession, use or knowledge of Customer's Proprietary Information or FDR's Proprietary Information, as appropriate, at any location or by any Entity other than those authorized by this Agreement.

        Section 10.5.    Release of Information.    Despite the foregoing, FDR and Customer agree that Customer's Proprietary Information and FDR's Proprietary Information may be made available to VISA, MasterCard, Network or to supervisory or regulatory authorities of Customer and Sponsor Bank upon the written request of any of the foregoing.

        Section 10.6.    Exclusions.    Nothing in this Article 10 shall restrict either party with respect to information or data identical or similar to that contained in Customer's Proprietary Information or FDR's Proprietary Information, as appropriate, but which: (a) the receiving party can demonstrate was rightfully possessed by it before it received the information from the disclosing party; (b) was in the public domain prior to the date of this Agreement or subsequently becomes publicly available through no fault of the receiving party or any person or Entity acting on its behalf; (c) was previously received by the receiving party from a third party or is subsequently furnished rightfully to the receiving party by a third party (no Affiliate of FDR or Customer shall be considered to be a third party) not known to be under restrictions on use or disclosure; (d) is independently developed by such party; (e) is required to be disclosed by law, regulation or court order, provided that the disclosing party will exercise reasonable efforts to notify the other party prior to disclosure in order that the other party may seek a protective order; or (f) is required to be disclosed to comply with or to enforce the terms of this Agreement, provided that the disclosing party will exercise reasonable efforts to notify the other party prior to disclosure in order that the other party may seek a protective order.

        Section 10.7.    Remedy.    If either party breaches this Article 10, the non-breaching party will suffer irreparable harm and the total amount of monetary damages for any injury to such party will be impossible to calculate and therefore an inadequate remedy. Accordingly, the non-breaching party may (a) seek temporary and permanent injunctive relief against the breaching party or (b) exercise any other rights and seek any other remedies to which the non-breaching party may be entitled to at law, in equity and under this Agreement for any violation of this Article 10.

Article 11
Representations and Covenants

        Section 11.1.    FDR's Representation.    FDR represents and warrants that the execution and delivery of this Agreement and the consummation of the transaction herein contemplated does not conflict in any material respect with or constitute a material breach or material default under the terms and conditions of any documents, agreements or other writings to which it is a party; and FDR has the corporate power and corporate authority to execute, deliver and perform this Agreement.

        Section 11.2.    Customer's Representation.    Customer represents and warrants that the execution and delivery of this Agreement and the consummation of the transaction herein contemplated does not conflict in any material respect with or constitute a material breach or material default under the terms and conditions of any documents, agreements or other writings to which it is a party; and Customer has the corporate power and corporate authority to execute, deliver and perform this Agreement.

        Section 11.3.    Customer's Covenants.

        (a)  Within fifteen (15) days after the end of each quarter during the Term of this Agreement, Customer shall provide to FDR a copy of the individual and consolidated quarterly and year to date financial statements (including where available, audited financial statements) of Customer and its affiliates to assist FDR in evaluating the risks associated with Interchange Settlement or other Customer obligations under this Agreement. Customer shall provide (or shall cause its Affiliates to provide) additional security or undertakings as FDR may reasonably require.

        (b)  Within thirty (30) days after the date hereof, Customer shall obtain and deliver to FDR, in form and substance reasonably acceptable to FDR, a 364-day revolving and irrevocable letter of credit in an amount equal to [*] (the "Initial Amount of the Letter of Credit"). Such letter of credit will be issued by a financial institution with a credit rating acceptable to FDR and will (i) secure all payment and settlement obligations of Customer under this Agreement that arise after the issuance of the letter of credit, including, but not limited to payment and settlement obligations for Processing Fees, Special Fees, Minimum Processing Fees, Interchange Settlement and other settlement obligations, taxes, interest or payments upon termination, and (ii) allow FDR to draw upon the Letter of Credit prior to expiration if the Letter of Credit is not renewed. The Initial Amount of the Letter of Credit was agreed to by the parties based on their best estimate, at the time of the execution of this Agreement, that [*] represents approximately the monetary amount of four (4) business days of the Daily Amount for which Customer may be responsible pursuant to Exhibit "F". If, after the execution of this Agreement, FDR, based on the then current monetary amount of the Daily Amount, determines that the monetary amount of approximately four (4) business days of the Daily Amount is more than [*] then FDR shall promptly notify Customer, in writing, of the updated monetary amount of four (4) business days of the Daily Amount (the "Updated Amount of the Letter of Credit"). Promptly upon receipt of the Updated Amount of the Letter of Credit Customer shall increase the monetary amount of the Letter of Credit to be at least equal to the Updated Amount of the Letter of Credit. The Customer's obligations in this Section 11.3(b) shall continue throughout the Term of this Agreement, and shall survive the expiration or termination of the Agreement in accordance with Section 9.3(d).

        (c)  As of the date hereof, and throughout the Term of this Agreement, Customer and Customer's Transaction Card program to be made available to Customer's Clients utilizing the FDR Services and the sponsorship by the Sponsor Bank:

              (i)  shall comply with all Network, VISA and MasterCard standards, guidelines, rules, regulations, guidelines or requirements and any interpretations thereof, including but not limited to the Virtual MasterCard standards and guidelines, as well as the MasterCard Rules as specified in Chapter 8 of the MasterCard Bylaws and Rules, and Customer has obtained and will obtain all required consents and approvals which may be required from the Networks, VISA or MasterCard (in each case regardless of whether Customer or Sponsor Bank is responsible for compliance or is obligated to obtain any such consent or approval under the applicable requirements), and that the intended operation and administration of Customer's Transaction Card program contemplated hereby, does not and will not violate any such approval, consent, standard, guideline, rule, regulation or requirement or any interpretation thereof, and, Customer will notify FDR immediately in the event this covenant is no longer true, accurate or complete, or if Customer receives any cease and desist or similar order from a Network, VISA or MasterCard;

            (ii)  shall comply with each of the obligations and requirements set forth in that certain letter dated September 13, 2000, from MasterCard to the Sponsor Bank, together with the application and supporting materials submitted by Sponsor Bank in connection therewith, attached hereto and incorporated herein by reference as Exhibit H (in each case regardless of whether Customer or Sponsor Bank is responsible for compliance or is obligated to obtain any such consent or approval under the applicable requirements),it being understood that Customer will also provide information to FDR regarding such compliance as may be reasonably requested by FDR from time to time; and

            (iii)  shall properly disclose that the Sponsor Bank is the Issuer of the Transaction Cards to Customer's Clients and that Sponsor Bank, upon notice to Customer, may terminate Customer's Clients Transaction Card privileges at any time, and shall require Customer's Clients to agree that Sponsor Bank shall have no obligation or liability to any Customer Client regarding funds held, transferred, or invested by Customer or any of its Affiliates.

        (d)  Throughout the Term of this Agreement, Customer shall (or shall cause its Affiliates to) deposit, process, settle, and administer all financial transactions on behalf of and with its Clients in accordance with the PayPal process flow description set forth in Exhibit H hereto. In the event Customer wishes to modify such process flow, it shall notify FDR and obtain FDR's prior written consent. If such process flow is modified to reduce or eliminate settlement risk associated with Client transactions, Customer may request, and FDR will negotiate with Customer, the reduction of the number of business days of settlement funds to be secured by the Letter of Credit as provided in subsection (b) above.

Article 12
Miscellaneous

        Section 12.1.    Assignment.    Except as otherwise provided herein, the rights and obligations of Customer are personal and not assignable, either voluntarily or by operation of law, without the prior written consent of FDR. Customer shall be permitted to assign this Agreement in the event (i) any person or Entity acquires all or substantially all of the assets or stock of Customer, or (ii) Customer merges or consolidates with another Entity, provided that for those events set forth in clauses (i) and (ii) hereof, FDR is given prior notice of such assignment and the successor has entered into an agreement reasonably acceptable to FDR to assume all of the obligations of Customer under this Agreement. Subject to the foregoing, all provisions contained in this Agreement shall extend to and be binding upon the parties hereto or their respective successors and permitted assigns.

        Section 12.2.    Business Continuity Plan.    FDR has created a business continuity plan (the "Business Continuity Plan") and will provide Customer with a written summary of same upon written request. FDR reserves the right to change such Business Continuity Plan and, upon request, will explain all changes. No change shall degrade the quality of the Business Continuity Plan in a manner which has a material adverse impact on the Services. FDR will make certain revisions to its Business Continuity Plan which will meet or exceed regulatory agency contingency planning criteria. FDR's Business Continuity Plan includes a schedule for recovering critical business functions.

        Section 12.3.    State Law.    Except as provided in Exhibit D, this Agreement shall be governed by the laws of the State of Nebraska as to all matters including validity, construction, effect, performance and remedies without giving effect to the principles of choice of law thereof. With respect to any claim arising out of this Agreement, Customer irrevocably waives any objection which it may have at any time to the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the courts of the State of Nebraska and the United States District Court located in the city of Omaha, Nebraska and Customer further waives any claim such suit, action or proceeding is brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over Customer. For purposes of any such suit, action or proceeding Customer agrees that any process to be served in connection therewith shall, if delivered, sent or mailed in accordance with Section 12.4, constitute good, proper and sufficient service thereof.

        Section 12.4.    Notice.    All notices which either party may be required or desire to give to the other party shall be in writing and shall be given by personal service, telecopy, registered mail or certified mail (or its equivalent), or overnight courier to the other party at its respective address or telecopy telephone number set forth below. Mailed notices and notices by overnight courier shall be deemed to be given upon actual receipt by the party to be notified. Notices delivered by telecopy shall be confirmed in writing by overnight courier and shall be deemed to be given upon actual receipt by the party to be notified.

If to FDR:	With a copy to:
First Data Resources Inc. 10825 Farnam Drive Omaha, Nebraska 68154 Attn: President Telecopy Number: 402-222-7334	First Data Resources Inc. 10825 Farnam Drive Omaha, Nebraska 68154 Attn: General Counsel Telecopy Number: 402-222-7700

If to Customer:

X.com Corporation
1840 Embarcadero Road
Palo Alto, CA 94303
Attn: Todd Pearson
Telecopy Number: 650-251-1101

        A party may change its address or addresses set forth above by giving the other party notice of the change in accordance with the provisions of this section.

        Section 12.5.    Waiver.    The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not affect in any way the full right to require the performance at any subsequent time. The waiver by either party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of the provision itself.

        Section 12.6.    Relationship of Parties.    Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or similar relationship between the parties. The parties' relationship shall be that of independent parties contracting for services. All personnel and other agents employed by either party in connection with this Agreement are such party's or its agent's employees and not employees or agents of the other party.

        Section 12.7.    Third Party Beneficiaries.    This Agreement is entered into solely for the benefit of FDR and Customer and shall not confer any rights upon any Entity not a party to this Agreement except for Sponsor Bank which shall have no liability to Customer or Customer's Clients.

        Section 12.8.    Subcontractors.    FDR may subcontract all or any part of the Services, but, notwithstanding any such subcontract, FDR shall remain responsible for performance of the Services.

        Section 12.9.    Force Majeure and Restricted Performance.    If performance by FDR of any service or obligation under this Agreement, including Start-Up or Deconversion, is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, failure of MasterCard, VISA or a Network, failure or delay in receiving electronic data, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo, or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act, omission or cause whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of FDR, then FDR shall be excused from the performance to the extent of the prevention, restriction, delay or interference. As a condition to continuing to perform embossing services for card issuing members of VISA, FDR was required to enter into VISA Card Personalization Agreements (the "VISA Agreements"). Under certain circumstances VISA is permitted, pursuant to the VISA Agreements, to temporarily or permanently prevent or restrict FDR's right to perform embossing services for card issuing members of VISA. Customer hereby agrees that if, as a result of VISA exercising its rights under the VISA Agreements, FDR is prevented or restricted by VISA from performing embossing services for Customer, then FDR shall be excused from the performance of such embossing services to the extent of such prevention or restriction by VISA.

        Section 12.10.    Severability.    If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not affect the validity of the remaining provisions of this Agreement, and the parties shall substitute for the invalid provisions a valid provision which most closely approximates the intent and economic effect of the invalid provision.

        Section 12.11.    Audit.    From time to time during the Term of this Agreement, FDR will allow a third party, selected by FDR, to perform an audit of the electronic data processing environment maintained by FDR to provide the services contemplated under this Agreement. FDR shall provide Customer with a copy of the results of the audit if Customer requests a copy in writing.

        Section 12.12.    Risk of Loss.    Customer shall be responsible for any and all risk of loss to any tangible item (a) provided by FDR for Customer (including without limitation letters and embossed cards) upon the delivery of such items to the U.S. Postal Service or such other courier as Customer may select, and (b) provided by Customer to FDR until actual receipt of such items by FDR. It is expressly understood that the U.S. Postal Service and any courier selected by Customer are the agents of Customer and not FDR.

        Section 12.13.    Equal Employment Opportunity.    FDR will not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, disability, age or veteran status as ordered by the Secretary of Labor pursuant to Section 202 of Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, and Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974.

        Section 12.14.    Entire Agreement.    This Agreement, including Exhibits, and the executed Affiliate Agreements, if any, set forth all of the promises, agreements, conditions and understandings between the parties respecting the subject matter hereof and supersedes all negotiations, conversations, discussions, correspondence, memorandums and agreements between the parties concerning the subject matter.

        Section 12.15.    Amendments.    This Agreement may not be amended except by a writing signed by authorized representatives of both parties to this Agreement.

        Section 12.16.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        Section 12.17.    Interchange Settlement.    FDR and Customer agree that they will handle and settle Interchange Settlement pursuant to the terms and conditions governing Interchange Settlement as set forth in Exhibit F.

        IN WITNESS WHEREOF, the parties to this Agreement have caused it to be executed by their duly authorized officers as of the date first written above.

FIRST DATA RESOURCES INC.
By:	/s/ John Thielen
Name:	John Thielen
Title:	Executive Vice President
X.COM CORPORATION
By:	/s/ H. David Johnson
Name:	H. David Johnson
Title:	CFO

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT A

SERVICES/PRICING

        I.    The following documents specifically describe the services referred to in Section II:

        User Manuals:

  Adjustments
  Authorizations
  Cardholder Account Maintenance
  Cardholder Billing
  Cardholder Communication
  Cardholder New Accounts
  Cardholder Non-Monetary Transactions
  Cardholder Plastics
  Cardholder System Features
  Chargeback Message Codes
  Chargebacks
  Client-Defined Screens
  Correspondence Management
  Customer Inquiry Management System
  Customer Inquiry System
  Electronic Ticket Capture
  Electronic Ticket Capture APLUS@
  Enterprise Presentation
  Falcon Fraud Detection System
  Fraud Control Options
  Issuer Marketing Products
  Letter Fundamentals
  Merchant Letters
  Merchant New Accounts
  Merchant Non-Monetary Entry
  Merchant Processing
  Monetary Entry
  Off-Line Debit Card
  Online product Control File Parameters
  PIN Management
  Plastics Related Formats
  Point-of-Sale Products
  Product Control File
  Product Control File Utilities
  Reference Manual
  Reports Management System
  Retrievals
  Rewards
  Security
  Settlement
  System Administration
  System Overview

Customer bulletins issued by FDR

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exh. A-1

II.    General Services

        A.    FDR will provide Customer with an on-line terminal facility (not the terminals themselves), on-line access to Transaction Card processing software, adequate computer time and other mechanical Transaction Card services as more specifically described in the documents referred to in Section I.

        B.    Reports will be made available to Customer in accordance with FDR's Reports Management System (RMS).

        C.    FDR periodically shall install, provide or cause to be installed or provided the means for communicating data from its facilities or equipment to the facilities or equipment of Customer, and third parties designated by Customer, as FDR determines is desirable to perform offline debit processing services under this Agreement. The method of transmission and the media employed will be determined by FDR taking into consideration relevant factors such as traffic type, inbound and outbound message sizes, traffic loading distribution, and the equipment or devices which are or may be used.

        D.    Specific Services are defined in Section IV.

III.    Ancillary Services

        A.    FDR LinkUp Services.    FDR agrees to provide to Customer and Customer's Transaction Card Affiliates (hereinafter collectively referred to as "Customer") electronic mail services consisting of a system whereby Customer may create, edit, transmit, store and retrieve data, in the form of textual messages and binary files, utilizing Customer's telephone communication lines to FDR and certain data storage facilities residing on Customer's computer equipment ("Mailboxes"). FDR shall assign to Customer a number of Mailboxes, which may be increased or decreased by Customer at any time following at least thirty (30) days written notice to FDR, provided that Customer shall be required to maintain at least one (1) Mailbox at all times. In order for Customer to obtain FDR LinkUp Services as described in this section, FDR shall distribute to Customer cc:Mail Software and related documentation (collectively, the "cc:Mail Software").

          (1)  Customer represents and warrants to FDR that it will permit the FDR LinkUp Services to be utilized or accessed in its internal business only by its own personnel. Each copy of the cc:Mail Software provided to Customer may be used by Customer on a single computer only, and in no event may Customer install any cc:Mail product given to Customer by FDR on a network server. Customer shall not copy the cc:Mail Software except that Customer may make archival copies of the cc:Mail Software for the sole purpose of having a backup copy. Customer agrees that it will not reverse assemble or reverse compile the cc:Mail Software program, nor transfer, sublicense, rent, lease or assign the cc:Mail Software. The cc:Mail Software is owned by cc:Mail, Inc., a division of Lotus Development Corporation ("Lotus") and is protected by United States copyright laws and international treaty provisions.

          (2)  Customer shall be responsible, at its expense, for all computer equipment at Customer's locations necessary to use the cc:Mail Software. All communication charges associated with accessing the FDR computers and equipment used to provide FDR LinkUp Services shall be paid by Customer.

          (3)  If FDR's right to distribute the cc:Mail Software is terminated because the software infringes upon the copyright, patent or other proprietary rights of any party or for any other reason, FDR shall have the right to terminate the provision of FDR LinkUp Services upon thirty (30) days notice to Customer, or such shorter period of notice as coincides with the termination of

Exh. A-2

  FDR's right to distribute the software, and FDR shall have no further liability to Customer with respect to the terminated services.

          (4)  Within thirty (30) days after the termination of this Agreement, or the earlier termination of Customer's right to use the cc:Mail Software, Customer shall deliver to FDR all copies of the relevant software and associated documentation, together with all separate informational materials provided with respect to the services or the software, in their possession, custody or control or shall destroy the same, as directed by FDR. In addition, an officer of Customer shall certify in writing to FDR that use of the relevant software has been discontinued and all items have been returned or destroyed as required in this section.

          (5)  Customer agrees to indemnify and hold harmless Lotus, its subsidiaries, affiliates, officers, directors, employees and agents from and against any and all claims, demands, liability, loss, cost, damage or expense, including attorneys' fees and costs of settlement, resulting from or arising out of (i) the failure of Customer to observe any covenant or condition set forth in this Section, (ii) the violation by Customer of any applicable statute, law or regulation, or (iii) Customer's use of the FDR LinkUp Services.

          (6)  Customer acknowledges that the cc:Mail Software product is subject to restrictions and controls imposed under the U.S. Export Administration Act. Customer certifies that neither the cc:Mail Software nor any direct product thereof is being or will be acquired, shipped, transferred or reexported, directly or indirectly, into any country prohibited under the Act. RESTRICTED RIGHTS LEGEND. Use, duplication or disclosure by the U.S. Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 52.227-7013. cc:Mail, Inc., 2141 Landings Drive, Mountain View, CA 94043.

          (7)  NEITHER FDR NOR LOTUS MAKES ANY WARRANTIES, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS OR SERVICES TO BE PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LOTUS DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE CC:MAIL SOFTWARE WILL MEET CUSTOMER'S REQUIREMENTS OR THAT THE OPERATION OF THE SOFTWARE WILL BE ERROR FREE, OR THAT DEFECTS IN THE SOFTWARE WILL BE CORRECTED. IN NO EVENT WILL CUSTOMER HAVE ANY CAUSE OF ACTION AGAINST LOTUS, NOR WILL LOTUS BE LIABLE TO CUSTOMER FOR ANY LOSSES, DAMAGES OR ANY ECONOMIC CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR SAVINGS), INCIDENTAL DAMAGES OR PUNITIVE DAMAGES INCURRED OR SUFFERED BY CUSTOMER EVEN IF LOTUS IS INFORMED OF THEIR POSSIBILITY.

        B.    Fraud Management/Fraud Detection (Falcon) Services.    FDR shall provide Customer and Customer's Transaction Card Affiliates (hereinafter collectively referred to as "Customer" with Fraud Management/Fraud Detection Services in conjunction with HNC, Inc., and its Falcon™ software (hereinafter referred to as the "HNC Software"), which services shall consist of those services set forth in this section.

          (1)  FDR shall provide Customer with Card Fraud Management/Fraud Detection Services by utilizing the output of the Falcon Neural Engine computational model (designed to detect card fraud) which encompasses or contains the Falcon neural network-based system, as such same software is licensed to FDR by HNC and is commonly known as the Falcon Card Fraud Detection Model (hereinafter referred to as the 'Card Output Access') solely for the purpose of assisting Customer in detecting possible fraudulent transaction account activity on the card accounts of Customer and for no other purpose. Except as expressly provided in this section, no right or

Exh. A-3

  license under any patent copyright, trade secret, trademark or other intellectual property of FDR or other person is granted or is to be inferred from this section. Customer agrees that FDR's providing of Card Fraud Management/Fraud Detection Services does not confer upon Customer any license in or to the Card Computational Model.

          (2)  The parties acknowledge that the HNC Software, from which the Card Output Access is generated, is licensed to FDR pursuant to a license agreement (the "HNC License Agreement"). FDR shall use commercially reasonable efforts to extend or renew the initial or any renewal terms, as the case may be, of the HNC License Agreement and if the HNC License Agreement expires or is terminated, FDR shall promptly notify Customer of such termination or expiration. FDR shall use commercially reasonable efforts to substitute for HNC one or more software vendors from whom FDR shall license, on commercially reasonable terms, one or more software packages that will generate output access that provides, in all material respects, the utility and performance provided by the Card Output Access generated by the HNC Software.

          (3)  FDR and Customer shall mutually establish a fraud detection strategy designed to fulfill Customer's fraud detection requirements. Customer will provide a single point of contact, at least 60 days prior to beginning of service, to establish start-up requirements. Customer shall notify FDR in writing of the contact's identity. Customer's contact person will be authorized to build and approve the fraud detection strategy, to determine the fraud score criteria and to approve product control file changes. FDR shall assist Customer in the establishment of the processing parameters designed to effectively implement Customer's fraud detection strategy. Customer shall be solely responsible for approving the processing parameters and shall verify that such parameters effectively satisfy the requirements of Customer's fraud detection strategy. In no event, however, shall FDR be liable to any person for any damages caused by either the HNC Software or any deficiency in the construction of the processing parameters. Furthermore, Customer shall be responsible for the accuracy of all Customer data and fraud control data provided to FDR.

          (4)  FDR will provide Customer with the following Card Call Processing Services:

            (a)  FDR will utilize its Fraud Detection WorkCenter to monitor authorizations queued as a result of the fraud detection criteria and/or fraud score.

            (b)  FDR will initiate outbound telephone calls to the Cardholders of Customer who have had authorization activity on their account and appear in a Fraud Detection WorkCenter Queue Group. At Customer's option, FDR shall either (i) use a predictive dialer (herein defined as a mechanism by which outbound calls to the Cardholder Accounts to be worked hereunder are automatically dialed by the system based upon the telephone number indicated by the Cardholder master files of Customer resident at FDR) to place cans or (ii) manually review accounts for fraud activity (based upon Customer-defined criteria) in order to call only selected accounts.

            (c)  FDR will make up to four attempts to reach the Cardholder within a 48-hour period. All attempts will be made within the hours of 8:00 a.m. and 9:00 p.m.

            (d)  FDR will attempt all home and business telephone numbers as provided by Customer's Cardholder masterfile.

            (e)  If FDR is unable to contact the Cardholder, a message for the Cardholder to contact FDR at a to-be-provided 800 number will be delivered to the Cardholder's message machine and/or to responsible adults.

            (f)    When the FDR call results in contact with the Cardholder, and the Cardholder validates the authorization activity, FDR will record an on-line account memo (to the Customer Inquiry System) indicating the results of the call.

Exh. A-4

            (g)  When the FDR call results in contact with the Cardholder and the Cardholder is unable to validate the activity, FDR will initiate a Lost/Stolen Report and place a block on the account. (Standard fees apply for the Lost/Stolen Report.) FDR will record an on-line account memo (to the Customer Inquiry System) indicating the results of the call.

            (h)  If FDR encounters activity which appears uncharacteristic or unusual for a Cardholder Account and FDR is unable to contact successfully the Cardholder, then FDR may place a block on the Cardholder Account to prevent further authorization approvals until either the Cardholder or Customer successfully verifies the activity. On a daily basis, FDR will fax to Customer a list of accounts which have been blocked because of uncharacteristic or unusual account activity. The account will remain blocked until the Cardholder instructs FDR to remove such block or Customer removes such block.

            (i)    Upon the request of Customer, FDR may at its option, provide additional services, including the following: telephone number look ups, fraud control services, customized reporting, etc. These services would be provided at an additional cost to Customer.

            (j)    Upon request by Customer, HNC or FDR may, at its option, provide the following to Customer: custom system installation, additional training, and fraud user interface licensing. HNC shall provide the following to Customer upon request: fraud strategy consulting and custom fraud models. Customer will contract directly with HNC for these services, which will be provided at an additional cost to Customer.

            (k)  HNC has established a Fraud Control Consortium whereby users of Card Output Access contribute data for use by HNC to study fraud patterns, which enables HNC to improve fraud detection methods. If Customer chooses to join such Consortium, FDR will provide, on Customer's behalf, data to the Fraud Control Consortium as required and requested by HNC within 30 days after the Falcon Start Date and on a calendar quarterly basis thereafter. If Customer does not wish to join the Fraud Control Consortium, HNC, upon request of Customer shall construct a custom fraud model for Customer, as an additional service, at a cost agreed upon among FDR, Customer and HNC. Customer acknowledges that FDR will employ the HNC Software using the Fraud Control Consortium algorithms to produce Card Output Access for Customer only if Customer contributes data to the Fraud Control Consortium.

        C.    Online Debit.    FDR agrees to provide Customer with online debit Services as described below:

          (1)  FDR shall operate a computer data processing facility to perform transaction processing, switching and settlement through the Networks and other services as further set forth in this section and in Section IV of this Exhibit A.

          (2)  Customer is solely responsible for the operation or maintenance of any hardware, software, equipment or systems that are not under FDR's direct control, including the terminals, Networks, third party authorizers and telecommunication lines.

          (3)  FDR will provide Customer with documentation describing FDR's services and the manner in which the online debit services will be used by Customer. FDR shall update and revise such documentation from time to time as necessary to reflect any modifications and enhancements and Customer will comply with such documentation.

          (4)  Customer agrees to enter into the agreements for access to the Network(s) as needed in order to obtain the services contemplated hereby.

        D.    Open Data Streams.    FDR has developed a proprietary software product known as 'Open Data Streams'. Open Data Streams provides functionality to enable Customer to access and retrieve certain

Exh. A-5

of its Cardholder information from the FDR System. FDR shall provide access to and Customer may use Open Data Streams pursuant to the following terms and conditions:

          (1)  Implementation of Open Data Streams System.

            (a)  'Open Data Streams System' means the Open Data Streams Software, the software licensed by either FDR or Customer from Sybase, Inc. ('Sybase') in connection with Open Data Streams services (collectively 'Sybase Software'), the related documentation to any of the foregoing, and the Customer Supplied Equipment.

            (b)  'Customer Supplied Equipment' means the hardware and software that FDR designates and directs Customer to procure and such other hardware and software that FDR and Customer may determine is necessary for use of the Open Data Streams System. Customer, at Customer's expense, shall procure, provide, install and maintain the Customer Supplied Equipment as directed by FDR.

            (c)  Customer shall acquire development license(s) directly from Sybase and install on each Access Point one copy of the Sybase Software product 'Open Client' (acquired with purchase of development license(s)), and perform any required data conversion. 'Access Points' means the number of mini computers, automated recognition units, workstations servers, automatic processors, concentrators and other processors of any type at Customer's site that are operating such Sybase Software and processing transaction requests to the FDR System.

            (d)  Customer agrees to provide to appropriate Customer employees, at its expense, initial and ongoing training on applicable Sybase Software (from Sybase or other equivalent source) and on operation and usage of the Open Data Streams System.

            (e)  Customer shall designate an appropriately qualified individual to act as project manager and as the single point of contact with FDR with respect to the Open Data Streams System.

          (2)  Use of Open Data Streams Software.

            (a)  'Open Data Streams Software' means (i) the object code version of certain software packages licensed to FDR from Sybase; (ii) the object code version of the FDR proprietary interface and method of access to the FDR System; and (iii) all additions, updates, revisions, corrections, enhancements and modifications to the foregoing delivered to Customer from time to time, except as provided herein. FDR reserves the right to modify, enhance, change, or substitute any of the components of the Open Data Streams Software.

            (b)  FDR grants to Customer a limited, nonexclusive, and nontransferable right and license, exercisable during the Term, to access and use the Open Data Streams Software from the Access Points solely for the purposes provided herein. Customer may use the Open Data Streams Software solely to access, transmit, modify and process its Cardholder information from the FDR System. The Open Data Streams Software and Open Data Streams System are and are composed of confidential and proprietary information of FDR and Sybase, as applicable, and shall be subject to all rights and obligations relating to confidential and proprietary information (including return of all confidential and proprietary information upon any termination of the Service Agreement, the Open Data Streams Services or the license to the Open Data Streams Software) contained in the Service Agreement. All right, title and interest in the Open Data Streams Software are and shall remain with FDR and Sybase, as applicable. FDR and Sybase reserve all rights not expressly granted to Customer herein.

            (c)  Except for backup and archival purposes, Customer shall not directly or indirectly copy the Open Data Streams Software. Customer shall reproduce on all such copies all copyright and proprietary notices and legends originally included in the Open Data Streams

Exh. A-6

    Software. Customer shall not attempt to reverse engineer, decompile or disassemble (or otherwise attempt to derive a source code for) the Open Data Streams Software or any part thereof Customer shall not use the Open Data Streams Software for bulk data transfers or to populate a data warehouse. Except as may be permitted under a Sybase development license procured by Customer, Customer shall not: (i) use any third party application development tools or otherwise modify or enhance existing screens or forms that are delivered as part of the Open Data Streams System; (ii) directly access the Sybase Software command verbs; (iii) use the Sybase Software other than in connection with the Open Data Streams System or as a substitute for a general database product; or (iv) create new reports or modify existing reports with executables delivered as part of the Open Data Streams System. However, Customer may use the Open Data Streams Software to create or alter tables, columns or rows, or to add fields to existing tables as necessary to implement, operate and administer the Open Data Streams System. Customer shall not rent, sublicense, distribute, assign or otherwise transfer any or all of its rights in the Open Data Streams Software to any third party, whether by operation of law or otherwise.

            (d)  Customer will comply fully with the U.S. Export Administration Act and the relevant regulations of the United States Department of Commerce to assure that the Open Data Streams Software is not used or exported in violation of such Act or regulations or any other relevant law of the United States or of any country to which the Open Data Streams Software is exported.

          (3)    Liability.    SYBASE IS A DIRECT AND INTENDED THIRD PARTY BENEFICIARY OF THIS SECTION OF EXHIBIT "A", TO THE EXTENT OF TERMS RELATED TO THE LICENSE OF OPEN DATA STREAMS SOFTWARE TO CUSTOMER, AND MAY ENFORCE SUCH RIGHTS DIRECTLY AGAINST CUSTOMER. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL SYBASE BE LIABLE TO CUSTOMER UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY DAMAGES ARISING OUT OF OR RELATED TO THE OPEN DATA STREAMS SOFTWARE.

          (4)    Termination of Sybase License Agreement.    The parties acknowledge that certain of the Open Data Streams Software is licensed to FDR pursuant to a license agreement between FDR and Sybase. In the event such license agreement expires or is terminated, FDR shall use commercially reasonable efforts to obtain or provide a substitute for such software. If FDR fails to provide a substitute for such software, FDR may terminate the Open Data Streams Services by giving Customer ninety days' notice.

          (5)  Development and Maintenance of Customer Developed Applications.

            (a)  Customer may, if in accordance with its Sybase license, use the software included in the development license it acquires from Sybase to develop applications to be used solely on the Access Points ("Customer Developed Applications'). Customer will develop Customer Developed Applications in substantial compliance with the reasonable recommendations of FDR.

            (b)  Customer shall promptly report to FDR any suspected error. At FDR's request, Customer shall provide FDR in writing a reasonably detailed description and documentation of the suspected error. Customer shall, at its expense, maintain all Customer Developed Applications and correct any Customer Developed Applications which are causing Operating Problems. FDR may deny access to the Open Data Streams System of any Customer Developed Application which is causing an Operating Problem. As used herein, the term "Operating Problem(s)' means any malfunction which (i) materially reduces the response time or performance of the FDR System, (ii) results in a substantially higher volume than

Exh. A-7

    Customer's typical volume, or (iii) causes programs or other processes within the FDR System to terminate or otherwise cease operating properly.

            (c)  Customer shall, based on the reasonable direction of FDR, install and implement any replacement or upgrade of Sybase Software within ninety (90) days from the date that the upgrade is required for the Open Data Streams System and made available to Customer. At the conclusion of such ninety (90) day period, FDR's support services for the previous version of the Sybase Software will cease. Customer shall modify the Customer Supplied Equipment as necessary for use of any upgrades. Customer acknowledges and agrees that upgrades to the Sybase Software and upgrades or other modifications that FDR may make to the Open Data Streams System may result in failure of the Customer Developed Applications to operate properly. Customer shall make all corrections and revisions to the Customer Developed Applications as necessary for proper operation with any such upgrades and modifications. If Customer fails to make such corrections or revisions, FDR may deny access of such Customer Developed Applications to the Open Data Streams System.

            (d)  To resolve technical issues arising with respect to the Open Data Streams System, Customer shall implement and provide a telephone help desk staffed by trained personnel. The help desk shall be accessible to Customer employees during the same times that the FDR help desk is available (as provided in the Service Agreement). Customer shall instruct its employees to call Customer's help desk before calling the FDR help desk.

          (6)  Customer shall pay a minimum monthly fee for Open Data Stream services in the amount of [*] per month.

Exh. A-8

IV.  Processing Fee Definitions/Prices (Debit/Credit Card Processing):

Item Number	Item	Definition	Price Per Item
n/a	Auth Plus Services	The debit card authorization support system services comprised of debit card authorization strategies, debit card specific authorization and advice options and debit card specific customer service functionality. This includes certain pc-based software used to establish and maintain strategies.

The prices below for Auth Plus Services do not include and Customer shall pay FDR for any Cardholder Non-Monetary/On-Line Transactions created by tape or transmission in connection with the Auth Plus Services, and any other applicable fees and charges set forth in this Exhibit A in connection with such services (including but not limited to PIN Verification fees and tape related charges). Customer shall also reimburse FDR for any programming charges incurred by FDR in order to support Auth Plus Services on Customer's behalf.
3600	Auth Plus Cardholder on File
		Each account of a debit card Cardholder of Customer that remains on Customer's debit card master file at FDR on the last processing day of the calendar month as defined in the CD-121 Ledger Activity Report or the equivalent report.	[*]
3601	Auth Plus-CPU Linked Authorization	Each authorization inquiry received by FDR that is routed to Customer for balance or authorization action.	[*]
3602	Auth Plus-Non-CPU Linked Authorization	Each authorization inquiry received by FDR which is not routed to Customer, but which accesses the debit card files of Customer at FDR.	[*]
3603	Auth Plus-CPU Linked Adjustment	Each CPU Linked monetary adjustment made by FDR to a debit card Cardholder Account of Customer.	[*]
3604	Auth Plus-Non-CPU Linked Adjustment	Each monetary adjustment, other than a CPU Linked monetary adjustment, made by FDR to a debit card Cardholder Account of Customer.	[*]
3605	Auth Plus-CPU Linked Address Verification	Each CPU Linked request received by FDR from a Merchant for a confirmation of the address of a debit card Cardholder Account of Customer.	[*]
3620	Debit Balance Update Transaction	Each transaction, entered into the FDR System via a file transmitted to FDR by Customer, which updates a Cardholder's debit card account balance.	[*]

Exh. A-9

7215	Cardholder Monetary Transaction	Each posting of a monetary transaction to Customer's Cardholder Accounts, including but not limited to sales, returns, cash advances, payments, reversals, adjustments and annual charges.	[*]
3515	Assistance Request (Voice)	Each miscellaneous customer assistance request from a Cardholder or Merchant of Customer that is received by FDR's voice authorization center.	[*]
7256	Debit Card Non-Monetary Transaction	Each entry of non-monetary information subsequently posted or unposted to a debit card Cardholder masterfile of Customer by the use of a terminal, through an ATM, or by tape.	[*]
7244	ODS Access Select	Transaction charge for ODS read-only, view select transactions Entered in conjunction with client developed applications. Fees are calculated an a per transaction level.	[*]
7289	ODS Access-update	Transaction charges for each ODS update Remote Procedure Call (RPC transaction entered by the Customer for applications developed by the Customer).	[*]
7270	ODS Access- DB2 Transactions	Transaction charges for ODS DB2 table transactions entered by the Customer in conjunction with applications developed by the Customer.	[*]
7204	Cardholder Account on File
		Each account of a Cardholder of Customer (including but not limited to charged off, authorization only and debit accounts) that remains on Customer's master file at FDR on the last processing day of the calendar month as defined on the CD-121 Ledger Activity Report or the equivalent report	[*]
7217	Issuer Chargeback
		Each return of a Ticket and receipt of the amount thereof from an Issuer to an Acquirer as provided for in the then-current MasterCard and VISA international rules and regulations, or applicable domestic regulations. Issuer Chargebacks subsequently reversed by the Acquirer will be forwarded by FDR to Customer for resolution via the On-Line Direct Sell Chargeback System.	[*]
7910	Potential Chargeback Queue	Each recording and display in an on-line work queue of transactions posting to a Cardholder Account of Customer that exceed a Merchant's floor-limit and cannot be matched to an authorization record.	[*]

Exh. A-10

7907	Automatic Chargeback
		Each automatic initiation of a chargeback by the FDR System based upon predefined parameters for transactions, involving an expired account plastic, an account listed in the Combined Warning Bulletin, or an account which exceeds presentment parameters.	[*]
5708	Retrieval
		Each request serviced by FDR in response to a request for a Merchant Ticket or copy of the same stored at FDR, on behalf of Customer, or available through MasterCom services. Retrieval services can include but are not limited to the manual fulfillment of the request by an FDR representative or the use of a MasterCom or VISA workstation, modem, scanner and proprietary system developed by MasterCard or VISA to enable the storage and transfer of documents as electronic images for retrieval purposes. With regard to the latter, FDR will (a) receive, via a MasterCom or VISA workstation located at FDR's premises, a copy of a Ticket image previously requested from an Acquirer by Customer or a notification from MasterCard or VISA that the Acquirer has failed to return a Ticket image within the time period permitted by MasterCard or VISA rules, (b) mail a copy of the Ticket image or notification to Customer and (c) transmit Customer's acceptance or rejection of each Ticket to MasterCard or VISA following receipt of Customers written instructions on acceptance or rejection of such Ticket. Following receipt by FDR of a request on the MasterCom or VISA system for a facsimile of a Ticket previously acquired by Customer and stored at FDR, FDR will retrieve the Ticket or a facsimile thereof and forward an image of such Ticket to the requesting party utilizing a MasterCom or VISA workstation located at FDR's premises. Following receipt by FDR of a request on the MasterCom or VISA system for a facsimile of a Ticket previously acquired by Customer and stored away from FDR's premises, FDR will (a) mail a request to the custodian of the Ticket and (b) utilizing a MasterCom or VISA workstation located at FDR's premises forward an image of such Ticket to the requesting party.	[*]
5727	Merchant 12B Letter	A letter sent directly to a Merchant of Customer requesting a Retrieval.	[*]

Exh. A-11

n/a	CIS	FDR's Customer Inquiry System (CIS) is an on-line system for storing and accessing Statement, Detail or Memo information regarding a Cardholder Account.	n/a
7311	CIS Statement
		Each set of statement information regarding Customer's Cardholder Accounts that is stored on the FDR system and accessible by Customer via Customer's CRT terminals. CIS Statement information includes the information set forth on a Cardholder Statement such as, but not limited to, the name, address, account number, statement date, payment date, cycle days, annual percentage rates, and monthly periodic rates.	[*]
7312	CIS Detail
		Each item of information regarding transactions that have posted or will post to a Cardholder Statement such as charges, payments, credits and authorizations not aged off the Cardholder's file, Cardholder payment history, and real-time authorizations.	[*]
7219	CIS Memo	Each summary item, not individually exceeding 65 positions, that is stored with the Customer's Cardholder Account information and is accessible by Customer via Customer's CRT terminal.	[*]
7405	RMS Reports—On-Line View	Each FDR Reports Management System (RMS) report provided to Customer by FDR via the FDR on-line system.

		For purposes of the billing of RMS Reports: (i) if the standard (or default) setting for a particular report is "0", then all pages of RMS On-Line View and RMS RJE of such report provided by FDR to, Customer shall be billed to Customer at the prices above, or (ii) if the standard (or default) setting for a particular report is a value other than "0", then each page of the RMS On-Line View of such report provided by FDR to Customer shall be at no charge and each page of RMS RJE of such report shall be billed to Customer at the prices above.	[*]
7404	RMS Reports—RJE/NDM	Each FDR Reports Management System (RMS) report provided to Customer by FDR via remote job entry (RJE) or Network Data Mover (NDM).	[*]

Exh. A-12

For purposes of the billing of RMS Reports: (i) if the standard (or default) setting for a particular report is "0", then all pages of RMS On-Line View and RMS RJE of such report provided by FDR to Customer shall be billed to Customer at the prices above, or (ii) if the standard (or default) setting for a particular report is a value other than "0", then each page of the RMS On-Line View of such report provided by FDR to Customer shall be at no charge and each page of RMS RJE of such report shall be billed to Customer at the prices above.
7900	Lost/Stolen Account Processing
		Automatic actions, relating to the processing of a Cardholder's Account statused as lost or stolen, required to prompt Customer fraud/security representatives, record the representatives directive(s) and request that a Cardholder Account number be listed in the appropriate Combined Warning Bulletin; automatically report the cardholder's Account number to Visa and MasterCard's Authorization Exception System, if applicable; systematically, based upon Customers pre-defined parameters, initiate the set-up of a new Cardholder Account; reconcile transactions posted but not yet statemented at the time of the Cardholder's reporting, including but limited to the transfer of valid transactions to the Cardholder's replacement account and identification and recording of non-valid transactions as fraudulent; automatically request approved reissue of account plastic(s) and suspend reissue of account(s) not approved for review by Customer; and automatically update the Cardholder's phone number in the Cardholder masterfile from the lost/stolen report.	[*]
7901	Lost/Stolen Report—FDR Entered C
		Each report of a lost or stolen Transaction Card from the ardholder of Customer which is processed by FDR's Fraud Management Voice Operations. Reports entered on-line immediately change the external status and block authorization requests on the Cardholder Account Service includes lost/stolen reports received via collect call, telegram and telex	[*]
7902	Cardholder Hot Call Referral	Each authorization requiring intervention because Customer has requested recovery of the account plastic or positive identification in order to complete the authorization transaction.	[*]

Exh. A-13

7904	Cardholder Hot Call Fraud Referral
		Each authorization attempt on a Cardholder Account of Customer statused lost/stolen or Code 10 authorization transaction where FDR's Fraud Management Voice Operations conducts an identification process, instructs the Merchant on the authorization's disposition and attempts recovery of the Transaction Card if the Card is identified as Lost/Stolen. Additionally, FDR may instruct the Merchant to recover the Transaction Card and, at Customer's option based upon predefined criteria, FDR shall dispatch the police to the Merchant location.	[*]
7905	Emergency Card or Cash Replacement Services
		The capture and processing of information by FDR's Fraud Management Voice Operations in the performance of emergency cash authorization services or for coordinating the creation and delivery of a replacement card(s) for Customer's Cardholder.	[*]
7906	Returned Account Plastics Immediately Delivered (RAPID)
		For each undeliverable Transaction Card, FDR will research and attempt to reroute to the Cardholder's new address. FDR will also enter the address change on the Cardholder masterfile. Returned Transaction Cards of Cardholders for which no new address is available, and those which Customer elects not to reroute, shall be destroyed.	[*]
7931	Fraud Management/Fraud Detection (Falcon) Services—Monthly Gross Active Account	Each Cardholder Account processed through the Falcon system which Account had a balance or any monetary posting for the onth billed, as determined by FDR for Customer.	[*]
7980	Fraud Management/Fraud Detection (Falcon) Services—Call Processing—Predictive Dialer, Domestic)
		Any account routed to the FDR Fraud Detection WorkCenter queue group and called using a predictive dialer which results in any ne or more of the following activities in a single 48-hour eriod: outgoing/incoming Cardholder phone calls with a maximum of 4 attempts within any single 48-hour period, CIS Memos, Letter generation or account statusing.	[*]
7207	Letter
		Each letter prepared by FDR's computer, in accordance with Customer's Product Control File settings or CRT entry requests made by employees of Customer. Each such Letter shall have on-line composition and editorial features and options including signatures, logos, multiple type faces and additional page letter generation-Service includes any preparation required for delivery.	[*]

Exh. A-14

7208	Letter—Insert	Each inserting of advertising or other item of information not contained on a Letter, including but not limited to generic reply envelopes, into a windowed envelope containing a Letter.	[*]
7209	Letter—Additional Page	Each printed output on the reverse side of a Letter (duplex printing) or each side of each sheet of 8 1/2" by 11" 24 1b. bond stock accompanying a Letter.	[*]
7210	Letter—Priority Mailing	Each Letter, with or without Letter Insert, which is handled separately from Customer's first class mailings to provide next day delivery of said item.	[*]
7211	Letter—Certified Mail Handling	Each Letter, with or without Letter Insert, which is handled separately from Customer's first class mailings to provide certified delivery of said item. This does not include postage.	[*]
7213	Letter—Set-up, Revision or Deletion	Each addition, deletion or change, performed by FDR on behalf of Customer, of a Customer's Letter format or inputs including but not limited to digitized signatures and logos of Customer.	[*]
7601	PlastiCard Standard Embossing Services
		Each plastic card for which FDR has mechanically raised personalized characters prepared at the request of Customer based upon Customer's Product Control File or a CRT entry request made by an employee of Customer, or in response to a receipt of a magnetic tape or transmission from Customer of embossing files in a format defined by FDR. Includes up to three lines of alpha-numeric font and one line of OCR font on a ".030" plastic, the recording and verifying of data on the Transaction Card's magnetic stripe (high or low coercivity), the tipping of the plastic through the placement of a contrasting color plastic film on the raised embossed characters, the printing of variable card carrier information on a Customer-specified card carrier form and the insertion of a card carrier containing a merged Cardholder plastic into an envelope, and the electronic matching of plastic to the related card carrier. An FDR generic card carrier and envelope are included at no charge, provided, however, that due to increased inventory cost, if Customer uses its own materials, Customer will not be entitled to receive a price discount.	[*]

Exh. A-15

FDR will generate embossing information based upon Customer's Product Control File (or, at Customer's option, receive embossing information via tape from Customer), use such information to prepare the embossed plastic and mail the embossed plastic on behalf of Customer to its Cardholder at the Cardholder's then current address.
7600	PlastiCard Embossing Set-Up
		Each instance in which a change is made to any or all of (i) Customer's prin level (if prin level billing for set-ups is required), (ii) the plastic stock number, (iii) card carrier, (iv) tipping foil, (v) card activation flag and sticker and/or (vi) ultragraphic color in connection with Customer's plastic cards.	[*]
7605	PlastiCard Vault Storage	The inventory and storage of plastics procured through a source other than FDR.	[*]
7615	PlastiCard Pull
		Each removal of a card carrier and/or printed PIN/POST Mailer from the delivery/mail stream prior to delivery to Customer or Customer's Cardholder. This includes but is not limited to pull and destroys, pull and mail to different address and pull and mail overnight (3 day turnaround).	[*]
7616	PlastiCard Inserting
		The inserting of each accompanying piece of materials into a #10 windowed envelope along with a pre-folded card carrier containing a merged Cardholder plastic. Excludes inserts required by state or Federal law. Customer supplies inserts.	[*]
7618	PlastiCard Job Processing	Each scheduled daily receipt of a Customer's Cardholder Account information, including logging onto the AS400 system and setting up control reports for each input	[*]
7624	PlastiCard CVV/CVC Verification Generation	The calculation and encoding and/or indent printing of the VISA Card Verification Value (CVV) or MasterCard Card Validation Code (CVC).	[*]
7663	PlastiCard DES PIN Generation	Each Data Encryption System (DES) Personal Identification Number (PIN) created by the FDR System in connection with a plastic card produced by FDR on behalf of Customer.	[*]
7622	PlastiCard Card Activation Labeling	Each affixation of a sticker to each embossed plastic in a Customer Cardholder embossing run; a generic sticker is included at no additional charge.	[*]
7625	PlastiCard Bulk Packaging—Basic Sort	The separation from the production run of accounts from individual systems, principals, agents or grouping of zip codes.	[*]

Exh. A-16

7680	PlastiCard Pull (1 or 2 Day Non-Holds)
		Each removal of a card carrier and/or printed PIN/Post mailer form from the production process prior to delivery to Customer or Customers Cardholder. This includes but is not limited to pull and destroys, pull and mail to a different address and pull and mail overnight (1 and 2 day turnaround with holds).	[*]
7606	PlastiCard Mail Handling	Mail preparation and handling fees associated with non-first class mailings of Customer's Cardholder and Merchant plastics.	[*]
7609	PlastiCard Manual Rush Embossing
		Rush servicing of a Customer request for an embossed Cardholder plastic received from hardcopy, faxed or mailed reports or requests where FDR mail or delivers the plastic to a courier during the same day as the Customer's request is received. Service includes manual embossing, carrier printing, hand inserting and other services required to prepare the plastic for delivery, and applies to my plastic piece handled separately from Customer's PlastiCard Standard Embossing Services.	[*]
7611	PlastiCard Automatic Rush Embossing	Each rush servicing of a Customer request for a Cardholder embossed plastic and/or PIN/Post Mailers through use of on-line rush program on the FDR System. Cards ordered day 1 will be mailed day 2.	[*]
7614	PlastiCard Ultragraphics	Each side of a Transaction Card of Customer on which a logo is placed through the use of a thermal image process.	[*]
7617	PlastiCardMail Integration
		The mixture by FDR of a mail item containing an embossed plastic with several other types of mailing item prior to their delivery to the United States Postal Service for mailing. Anything in this Agreement to the contrary notwithstanding, Customer understands and agrees that, with respect to any embossed plastics for which FDR provides PlastiCard Mail Integration Services, the normal turnaround for the mailing of such embossed plastics shall, for purposes of this Agreement, be delayed by one (1) business day.	[*]
7627	PlastiCard Forms Purchased	Each item of paper material ordered by FDR on behalf of Customer including but not limited to card carriers, inserts and envelopes	[*]
7628	PlastiCard Plastics Purchased	Each item of plastic stock ordered by FDR an behalf of Customer.	[*]

Exh. A-17

7629	PlastiCard Incoming Material Shipping	The shipping charges associated with incoming PlastiCard materials purchased by FDR on behalf of Customer.	[*]
7636	PlastiCard Programming	The fee associated with each programmer hour of computer programming supplied by FDR = PlastiCard programming staff.	[*]
7637	Custom Forms Purchased
		Any paper materials (including but not limited to inserts, forms and agreements) ordered and purchased by FDR on behalf of Customer in connection with the Cardholder Statement and Insert services set forth in this Agreement.	[*]
7639	PlastiCard Image Scanning	Each logo or other image stored by FDR as a digitized image on a data base for up to five (5) years.	[*]
7640	PlastiCard Expedited Turnaround	Accelerated mailing of all of Customer's daily issue plastics.	[*]
7645	PlastiCard Smart Card Personalization
		Each Cardholder plastic of Customer for which FDR performs a process of loading a dollar value or Customer specific information onto, and initialization of, a smart card computer chip embedded within the plastic.	[*]
7678	PlastiCard Same Day Embossing™ (PSD)
		Each embossed Cardholder plastic where FDR mails or delivers he plastic to a courier during the same day of Customer's request via an on-line screen. The service includes standard embossing, carrier printing, inserting and other services required to prepare tile plastic for delivery. Requests for PlastiCard Same Day Embossing™ must be received by 1400 hours Central Time Zone.	[*]
7689	PlastiCard Template Creation	Each half hour of labor required of FDR to create, paint or revise an overlay document used to print onto a page for a card carrier and/or mailer.	[*]

Exh. A-18

n/a	PlastiCard Photocard Services (1" × 1" or 2" × 2")
		Process by which FDR creates an embossed plastic containing an image provided by the Cardholder. Customer and FDR hereby agree that all photographs sent to FDR by Customer for use by in the performance of the PlastiCard Photocard Services set forth in this Agreement shall, prior to delivery to FDR, be reviewed by Customer for content. Customer acknowledges and agrees that, with respect to the issuance of Photocards to its Cardholders, FDR has no responsibility and assumes no responsibility whatsoever for the content of any such photographs, and that Customer is solely responsible for interpreting applicable state and federal laws (including but not limited to laws governing obscenity, privacy, proprietary information ownership rights and copyright/trademark infringement), monitoring applicable legal developments, determining the requirements for compliance with all applicable state and federal laws, and maintaining an ongoing compliance program in connection with such services.	[*]
7664	PlastiCard Photocard Photo Transfer (1 × 1)	The affixation of a digitized photographic image (not larger than 1 × 1) to a plastic Transaction Card.	[*]
7642	PlastiCard Image Management (1 × 1)
		The acceptance and management by FDR of each 1 × 1 electronic photo image scanned by a party other than FDR for use on the FDR PlastiCard Customer Services image database. Each such image shall be stored by FDR for use for up to five (5) years.	[*]
7665	PlastiCard Photocard Photo/Signature Scanning and Digitization (1 × 1)
		The process by which FDR (i) scans a photograph or signature (not larger than 1 × 1), (ii) cleans/crops the photograph or signature and (iii) stores such photograph or signature as a digitized image on a data base for up to five (5) years.	[*]
7666	PlastiCard Photocard Photo Image Handling and Merge (1 × 1)	The handling and merging of images (not larger than 1 × 1) with corresponding data to create an output file.	[*]
7699	PlastiCard Photocard Photo Image Handling and Merge (2" × 2")	The handling and merging of images (2" × 2") with corresponding data to create an output file.	[*]
7667	PlastiCard Photocard Photo Transfer (2 × 2)	The affixation of a digitized photographic image (2 × 2) to a plastic Transaction Card.	[*]

Exh. A-19

7668	PlastiCard Photocard Photo Scanning and Digitization (2 × 2)	The process by which FDR (i) scans a photograph (2 × 2), (ii) cleans/crops the photograph and (iii) stores such photograph as a digitized image on a data base for up to five (5) years.	[*]
7700	PlastiCard Image Management (2 × 2)	The acceptance and management by FDR of each 2 × 2 on the FDR PlastiCard Customer Services image database. Each such image shall be stored by FDR for use for up to five (5) years.	[*]
4435	Postal Discount Processing Fee	The fee associated with providing any postage discount generating services for Customer's first class mailings.	[*]
7402	Non-Standard Job Run	Each scheduled daily, weekly or monthly production of a data set on behalf of Customer that is in addition to the standard data outputs produced by the FDR System.	[*]
7411	Interface Services—RJE/NDM	Each transmission to, or receipt by, FDR of Customer's data via a central processing unit to central processing unit transmission using Remote Job Entry or Network Data Mover (RJE or NDM.	[*]
7412	Interface Services—Tape to Tape	Each transmission to, or receipt by, FDR of Customer's data via a central processing unit to central processing unit transmission using a tape to tape interface.	[*]
7408	Interface Services—Magnetic Tape Handling
		Each receipt of data by FDR from Customer or a third party designated by Customer or each forwarding of data to Customer or a third party designated by Customer from FDR via mailed or courier delivered magnetic media including, but not limited to, diskettes and magnetic tapes.	[*]
8200	Service Requests
		Client requests for services which may include Retail Services start-up fees, Behavior Scoring installation fees, Reruns, DES PIN access charges, promotional letters programming, program requests, Online Reporting setup fees, PC terminal connect fees, etc.	[*]
8202	Network Control Requests	Programming and access specifications for client terminals.	[*]

Exh. A-20

Processing Fee Definitions/Prices (Online Processing):

Item Number	Item	Definition			Price Per Item
401	Base Monthly Fee	Base services which enables FDR to provide online connectivity and online debit processing services to Customer, including:			[*]
•
One standard FDR Regional Network connection using a standard network transaction set. This includes the hardware, software, and processor fees necessary to route a network transaction performed by an eligible cardholder or acquired at an eligible ATM. Settlement, reporting, and network monitoring are included in this fee. The current regional networks available from FDR include:
			o	Star/Honor
			o	NYCE/Magic Line
			o	Cash Station
			o	Pulse
			o	CU24
			o	TYME
			o	MAC
			o	Quest EBT (via Star/Honor or Pulse)
			o	Oregon Trail EDT (via Star/Honor)
			o	Utah EBT (via Star/Honor)
			o	Louisiana EBT (via Pulse)
•
All standard National Network connections using standard network transaction sets. This includes the hardware and software necessary to route a transaction performed by an eligible cardholder or acquired at an eligible ATM. Monitoring of the links and settlement of the transactions are included. Membership and sponsorship fees imposed by the national networks, or levied by the sponsoring institution, are not included in this fee. The current national networks include:
			o	Cirrus/MasterCard ATM
			o	Plus/Visa ATM
			o	American Express
			o	Discover
			o	Interlink
			o	Maestro

Exh. A-21

•
One standard FDR ISO 8583 processor connection or standard FDR authorization service. This includes the cost of monitoring the availability of the host, as well as monitoring the communications link with the host. It does not include the cost of the telecommunications circuit and equipment between FDR and the host.
•
One daily balance file update using FDR standard file format. This includes the daily receipt and application, via electronic transmission, by FDR from Customer, of a balance file update. This may be in the form of a full file replacement or a balance file refresh.
•
One daily batch file for Customer cardholder file maintenance using FDR standard file formats. This includes the daily receipt and application, via electronic transmission, by FDR from Customer, of a cardholder file maintenance update.
		•	One daily posting file in FDR standard file format.
•
			PIN encryption/validation services, whereby FDR accommodates PIN encryption and validation using hardware encryption modules. Encryption keys can remain constant or change periodically. The method of security is defined separately for each physical link. Security safeguards are built in to ensure that keys can only be changed by authorized FDR personnel. Hardware encryption and key handling are provided on regional and national networks as required by appropriate network operating rules.	[*]
490	Transaction Processing
		Transaction fees are charged for each transaction attempted at Customer's ATM and passed through the FDR switch for processing, as well as transactions processed for Customer's cardholders at regional or national network ATM or POS locations. This transaction fee applies to all accepted and rejected online (PIN-based) ATM and POS transactions, and excludes all off-line (signature-based) transactions (which are priced in Section IV above as item #3601 — Auth Plus-CPU Linked Authorization). The tiered pricing at right represents each transaction and is based on monthly volume.		[*]

Exh. A-22

425	Additional Concurrent Administrative Terminal ID's
		This fee applies if Customer wishes for FDR to maintain additional concurrently available administrative terminal id's for Customer. NOTE: Two concurrent id's are included in item #XXXX-Base Monthly Fee.	[*]
460	Additional Daily ACH File Distribution	This fee applies if Customer wishes to receive additional ACH posting file transmissions each day. The fee applies to each additional file per day.	[*]
415	Additional Daily Positive Balance Files	This fee applies if Customer wishes to transmit to FDR more than one Positive Balance File update per day. The fee applies to each additional file per day.	[*]
424	Additional Mailbox Software	This fee applies if Customer requests additional copies of Mailbox, the PC-based report distribution software used to retrieve FDR's reports and files.	[*]
426	Additional Non-Concurrent Administrative Terminal ID's
		This fee applies if Customer wishes for FDR to maintain additional non-concurrently available administrative terminal id's for Customer. NOTE: Two concurrent id's are included in item #XXXX-Base Monthly Fee.	[*]
423	Additional Outside View Software	This fee applies if Customer requests additional copies of Outside View, the PC-based terminal emulation software used to access FDR's administrative terminal system	[*]
427	Additional User Manuals	This fee applies if Customer requests additional user manuals from FDR.	[*]
413	Administrative Terminal Access and Report Distribution
This fee includes FDR's administrative terminal services specifically relating to online ATM and POS transactions. This also entails the distribution, storage and access to all reports associated specifically with online ATM and POS transaction processing. The service includes:
• Distribution of these reports via RJE, NJE, NDM or Mailbox PC-based software.
• Online microfiche retention of all reports for two years.
• Software support for one administrative terminal (Outside View PC software), giving access to online processing system (transaction research and database information) and card management system

Exh. A-23

• Two concurrent administrative terminal id's
		• Report viewing access using Outside View PC software or direct IBM to IBM connectivity	[*]
422	Exception Item Handling	This fee applies to any exception item or adjustment handled on behalf of Customer by FDR. Any network fees associated with the exception item or adjustment is passed through to Customer.	[*]
420	National Network Sponsorship
		This fee applies if Customer wishes for FDR to provide sponsorship to any national network. FDR will assist Customer to the best of its ability to secure membership in the standard national networks listed in item #XXXX-Base Monthly Fee. All membership fees, special bank fees are the responsibility of Customer. All network-originated fees are also pass-through to Customer.	[*]
421	Report Redistribution	This fee applies if Customer requests a re-distribution of any report that was previously transmitted to Customer.	[*]
428, 455- 458	Telecommunications Lines and Equipment	All telecommunications lines and equipment ordered, installed, and maintained by FDR for Customer is provided on a specific quote basis and approved by Customer prior to ordering.	[*]
438	Testing
		This fee is for switch resources and includes all computer hardware, software, and personnel required to prepare the test, perform the test, dismantle the test, and perform normal test analysis as defined by FDR on behalf of Customer. A maximum of 30 minutes of test switch resource usage additional to actual or scheduled time may be charged for test preparation and dismantling. Minimum of one hour must be scheduled for any testing, and time is calculated in 30 minute increments. This fee does not include telecommunications costs.	[*]

Processing Fee Definitions/Prices (Additional Credit Card Processing Services):

7260	Account-Level Processing (ALP)—Cardholder Pricing Account on File	Each account of a Cardholder of Customer using Account-Level Processing that remains on Customer's masterfile on the last processing day of the calendar month as defined on the CD-121 Ledger Activity Report or the equivalent report. ALP Services-Cardholder Pricing allow Customer the ability to set, change and monitor pricing parameters (including but not limited to annual percentage rate, penalty fees, minimum payment calculations and annual charges) on a Cardholder Account automatically at the level of the individual Account based upon decision tables built by Customer.	[*]

Exh. A-24

8500	Adaptive Control System
		The number of instances (transactions) in which a Cardholder Account on File (as defined herein) of Customer is processed through the Behavior Scoring System, which may or may not include any of the applicable adaptive control decision areas (specifically, credit line management, reissue management delinquent collections or overlimit collections), for the applicable calendar month, subject to certain agent-level bank exclusions. The Behavior Scoring System is an account control system which aids in the management of credit accounts. Components of the account control system include (i) behavior scorecards that rank account according to risk, (ii) software that implements various account management strategies by using the behavior scores of accounts to determine various actions to be taken on such accounts, (iii) software that reports the results of alternative strategies to provide input to measure the relative effectiveness of such alternative strategies; and (iv) human statistical analysis of reports resulting in feedback on the performance of alternative strategies and the development of new alternative strategies.	[*]

Customer and FDR hereby agree that the Basic Behavior Scoring Service pricing is referenced herein only for convenience, and that such service shall only be available to Customer pursuant to a separate Behavior Scoring and Adaptive Control Service Agreement to be mutually agreed upon by Customer, FDR and Fair, Isaac and Company, Inc. prior to the commencement of such services.
8501	Adaptive Control System—Authorization Decision Area
		The account management strategy which uses behavior scores of accounts to determine actions with respect to authorizations. The prices for this service are provided herein for reference only. Customer and FDR hereby agree that, prior to the commencement of any such services by FDR on behalf of Customer, Customer and FDR shall be required to execute a separate contract which shall include all terms and conditions for the provision of such services.	[*]
7220	Application Processing Services (EAPS)
		An on-line system supporting the data entry, credit investigation, credit analysis, decisioning, documentation and booking of credit applications on the FDR System. Services include automated credit scoring and credit limit assignment.	[*]

Exh. A-25

3510	Cardholder Authorization Inquiry
		Each instance in which the Cardholder records of Customer are accessed for an authorization, including but not limited to personal identification number (PIN) verification and Cardholder address verification services, or when the authorization request is switched to Customer's location to access the off-site Cardholder masterfile of Customer.	[*]
7215	Cardholder Monetary Transaction	Each posting of a monetary transaction to Customer's Cardholder Accounts, including but not limited to sales, returns, cash advances, payments, reversals, adjustments and annual charges.	[*]
7205	Cardholder Statement
		Each periodic summarization of activity (whether printed or otherwise) associated with a Transaction Card issued by Customer, including but not limited to single statements, dual statements, and reprints of information from a CIS Statement currently stored on-line on the FDR System. Service includes statement messaging on original statements and preparation required for delivery.	[*]
*7240	Cardholder Statement First Class Mail
		Bankcard statements are a printed monthly communication of itemized and summarized credit card transactions. Statements are comprised of two components: processing, and printing and mail preparation. This billing element is exclusive to the print and mail preparation process. Printing and mail preparation functionality is all the processes necessary to laser print and insert a statement and a remittance envelope into a carrier envelope. This billing element does not include the postage required to mail a statement.	[*]
7206	Cardholder Statement Insert
		Each inserting of advertising or other item of information not contained on a Cardholder Statement into an envelope containing a Cardholder Statement: inserts required by state or federal law do not apply.	[*]

Exh. A-26

7222	On-Line Credit Bureau Report Request
		The transmission or receipt of credit application or existing account information via video display terminals at Customer's location to any of the principal credit bureaus presently interfaced to FDR with which Customer has established a written relationship that is in effect at all times during the term of this Agreement in order to determine the credit worthiness of an applicant/account. Anything in this Agreement to the contrary notwithstanding, in the event that Customer's relationship(s) with all of the principal credit bureaus supported pursuant to this Agreement should be terminated at any time during the term of this Agreement, then FDR's obligation to provide Credit Bureau Report Requests shall automatically be terminated, without penalty or financial obligation of any type or kind to FDR, on the effective date of the termination of Customer's relationship(s) with such principal credit bureaus.	[*]
2836	Transaction Level Processing (TLP) Promotional Balance on File
		The monthly charge for each promotional purchase balance, associated with a Cardholder Account of Customer (several promotional purchase balances may exist at the same time for the same Cardholder Account), which remains on the FDR System on the last processing day of the calendar month, as defined on the CD-121 Ledger Activity Report or the equivalent report (e.g. - the CD-621 Report).	[*]

V.    Reimbursements and Assessments

        a.    The communications data circuit, including the reoccurring service charge, service termination fees and required modem(s) (data sets) at Customer's location(s) and FDR, terminal, devices, and any other directly associated expenses, shall be at Customer's expense. The data circuit cost will be no greater than that associated with a digital data circuit(s) based on the tariffs of FDR's primary carrier. One time costs related to the installation of the circuit as specified by such tariffs, will also be paid by Customer. The actual circuit speed and ensuing cost will be determined by Customer's communications requirements.

        b.    Customer shall be responsible for and may be billed directly for any MasterCard, VISA, Network or other Transaction Card dues, fees and assessments. Customer shall reimburse FDR for Base Access Fees incurred by FDR on behalf of Customer. (IN—3513)

        c.    Customer shall pay all courier expenses associated with the transportation of reports and documents from Customer to FDR and from FDR to Customer.

        d.    (i) FDR agrees to act as an agent on behalf of Customer and Customer shall reimburse FDR at cost (after applying any applicable rebates, refunds and discounts) for the purchase on Customer's behalf of the postage required to mail notices, letters and other materials mailed by FDR on behalf of Customer. While this Agreement is in effect, Customer shall pay FDR daily pursuant to this Agreement at the then current first class, single piece postage rate for all mailings mailed by FDR for Customer during that day. Within ten (10) days after the end of the month, FDR shall (i) calculate, for each discount category offered by the United States Postal Service (AUSPS@) which is used by Customer, the percentage of mailings with respect to all customers of FDR that qualified for such

Exh. A-27

discount and the number of first class mailings mailed by FDR for Customer during such month and (ii) include a credit on Customer's monthly invoice for the amount Customer is entitled to receive under this section. Such credit shall be calculated by applying such percentage for each USPS discount category against Customer's total mailings in such category to determine the appropriate USPS discount Customer is entitled to receive.

          (ii)  Notwithstanding anything in paragraph (i) above, FDR agrees to act as an agent on behalf of Customer and Customer shall reimburse FDR at cost (after applying any applicable pre-sorting rebates, refunds and discounts) for the purchase on Customer's behalf of the postage required to mail Cardholder plastics mailers on behalf of Customer. While this Agreement is in effect, Customer shall pay FDR daily pursuant to this Agreement at the then current first class, single piece postage rate for all Cardholder plastics mailers mailed by FDR for Customer during that day. Within ten (10) days after the end of the month, FDR shall (i) calculate, for the pre-sorting discount category offered by the United States Postal Service (AUSPS@), the percentage of mailings with respect to all customers of FDR that qualified for such discount and the number of Cardholder plastics mailers mailed by FDR for Customer during such month and (ii) include a credit on Customer's monthly invoice for the amount Customer is entitled to receive under this section. Such credit shall be calculated by applying such percentage for the USPS pre-sorting discount category against Customer's total Cardholder plastics mailings in such category to determine the appropriate USPS discount Customer is entitled to receive.

        e.    Customer shall not be required to pay FDR any fee for the services performed by FDR in connection with the initial Start Up provided for in Section 2.3. Except for the Start-up or conversion of the Customer's credit card portfolio which shall be provided in accordance with FDR's standard procedures at no charge to Customer, the costs for subsequent Start-Ups shall be as set forth in the Agreement or as mutually agreed and set forth in the Start-Up plan.

        f.      For each Reward processed by FDR, Customer shall reimburse FDR for the amount of the Reward payment to the Merchant, plus any additional fees or charges to which FDR is entitled under applicable MasterCard and VISA rules and regulations in connection with the processing of such Reward. A Reward shall mean each monetary payment made to a Merchant for the recovery of a statused Transaction Card of Customer, which payment is processed by FDR in accordance with the reward schedule established by MasterCard and VISA for card pick-up. (IN—7915)

        g.    Customer shall reimburse FDR for special service set-up/certification fees and charges, training fees and programming fees including but not limited to the set up/training charges associated with FDR's Customer Inquiry Management System (CIMS) Services, PIN Management System Services, Extended CIS Services, PC Remote Access Services, Online Access and Retrieval System (OARS) Services, ANI Card Activation Services, Promotional Letter Services, Fraud Management/Fraud Detection Services (Scoring and Strategy Start-Up and Call Processing), Auto PIN Change service and other services requiring special programming or training. Prices for such services shall be provided by FDR upon Customer's request.

        h.    Customer shall reimburse FDR for destroyed forms, product service selects, network control requests, equipment sales, supplies and documentation manuals.

        i.      If FDR is required by any Network or Network member to sign a "sponsorship", "processor", or similar type agreement (a "Network Agreement"), Customer shall pay or reimburse to FDR all fees, costs, liabilities or obligations arising out of such Network Agreement.

VI.    Processing Fee Rebate

        a.    Within one hundred twenty (120) days following the conclusion of each Processing Year during the Term of this Agreement after Processing Year 1, FDR shall determine the Total Annual

Exh. A-28

Processing Fees paid to FDR by Customer during the just concluded Processing Year. If, during the Processing Year 2, Customer pays to FDR Total Annual Processing Fees in excess of [*] then Customer shall be entitled to a Processing Fee Rebate for Processing Year 2. If, during any Processing Year during the Term of this Agreement after Processing Year 2, Customer pays to FDR Total Annual Processing Fees in excess of [*] then Customer shall be entitled to a Processing Fee Rebate for such Processing Year. The Processing Fee Rebate shall be a rebate paid to Customer by FDR in the form of a credit against Processing Fees due FDR by Customer for the calendar month immediately following the completion of the applicable calculation, and shall be in an amount calculated based upon the schedule below:

        FOR PROCESSING YEAR 2

Total Annual Processing Fees Paid		Rebate Percentage Applicable to the Corresponding Portion of the Total Annual Processing Fees Paid
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

        FOR EACH PROCESSING YEAR AFTER PROCESSING YEAR 2

Total Annual Processing Fees Paid		Rebate Percentage Applicable to the Corresponding Portion of the Total Annual Processing Fees Paid
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

        b.    The Rebate Percentage for each corresponding level (tier) of Processing Fees comprising the Total Annual Processing Fees for the qualifying Processing Year shall be multiplied by its corresponding level (tier) of Processing Fees, and the sum of the products of each such calculation shall equal the Processing Fee Rebate for the qualifying Processing Year. [*]

        c.    The parties hereby agree that if this Agreement is terminated for any reason prior to the completion of a Processing Year then no Processing Fee Rebate shall be paid for such Processing Year or any subsequent Processing Years.

VII.    Explanation of Pricing Terms

        For purposes of this Exhibit A: (i) "quote" means this Agreement does not contemplate the use of this service or product, but FDR shall, on the request of the Customer, provide a price for such service or product, (ii) An/a@ means the applicable description is an overall description of the applicable service for reference only and does not describe a particular billing element, and (iii) "included" means the charge for the service or product is included in the price of other items in this Exhibit A.

VIII.    Prices for Services Not Covered by This Agreement

        For any services performed by FDR at Customer's direction which are neither set forth in this Exhibit nor covered by a separate agreement, Customer shall pay FDR for such services at FDR's then current standard rates.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exh. A-29

EXHIBIT B

AFFILIATE AGREEMENT

        The undersigned, as an Affiliate of X.com Corporation ("Customer"), hereby wishes to receive Services from First Data Resources Inc. ("FDR") pursuant to the Debit Card Service Agreement between Customer and FDR dated as of September    , 2000, as the Debit Card Service Agreement may be amended from time to time (the "Agreement"). This agreement (the "Affiliate Agreement") shall constitute an "Affiliate Agreement" as such term is defined in the Agreement. In making this request, Affiliate agrees as follows:

        1.    Affiliate acknowledges receipt of a copy of the Agreement which includes the description of the Services. Affiliate agrees to be bound by all of the terms and conditions of the Agreement including any terms and conditions in any amendment to the Agreement which may hereafter be agreed to by Customer whether or not Affiliate is provided notice or a copy of or is a signatory to the amendment.

        2.    Affiliate specifically agrees to comply with the applicable rules, procedures, manuals and instructions of MasterCard, VISA, Network and FDR as in effect from time to time.

        3.    Customer shall have full authority to represent Affiliate and to act fully on Affiliate's behalf in connection with this Affiliate Agreement and the Agreement including the negotiating with FDR of any amendments, extensions or revisions of this Affiliate Agreement or the Agreement, the asserting, negotiating and resolving of any controversy, dispute or claim under this Affiliate Agreement or Agreement and the execution or delivery of any documents.

        4.    If Customer shall fail to pay any amounts due under the Agreement, Affiliate shall pay FDR on demand the portion of such amounts due from Customer to FDR for services performed by FDR for or on behalf of Affiliate (as determined by FDR, based upon the percentage that the Processing Fees relating to processing for Affiliate are of the total Processing Fees under the Agreement).

        5.    This Affiliate Agreement shall be governed by the laws of the State of Nebraska and any claim, suit or proceeding shall be subject to the provisions of Article 5 and Exhibit D of the Agreement.

        6.    Affiliate acknowledges and agrees that it may not transfer or assign its rights under this Affiliate Agreement without the prior written consent of FDR.

        7.    Capitalized terms used in this Affiliate Agreement which are not defined herein shall have the same definitions as provided in the Agreement.

        8.    Any notice to Affiliate shall be given as provided in Section [] of the Agreement except to the following address:

Name:

Address:

Attention:

Telecopy No.:

Any notice to FDR shall be given as provided in Section [] of the Agreement.

        9.    This Affiliate Agreement shall remain effective until the expiration or termination of the Agreement and all obligations under this Affiliate Agreement and as set forth in Section [] of the Agreement shall survive. This Affiliate Agreement, along with the Agreement as the Agreement may be amended from time to time, sets forth the entire understanding of the parties with respect to the

Exh. B-1

subject matter hereof and supersedes all prior agreements or understandings among the parties with respect to the subject matter hereof. This Affiliate Agreement may not be amended except in a writing signed by an authorized officer or representative of each of the parties hereto. This Affiliate Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Name of Affiliate
By:

Name:

Title:

Date:

ACCEPTED AND AGREED TO:
FIRST DATA RESOURCES INC.
By:

Name:

Title:

Date:

Exh. B-2

EXHIBIT C

DEFINITIONS

        The following definitions apply to the terms set forth below when used in this Agreement:

        "AAA" is defined in Exhibit D to this Agreement.

        "Acquire" (and with the correlative meaning "Acquisition") means to acquire, directly or indirectly, an interest through purchase, exchange or other acquisition of assets, stock or other equity interests, or to merge or consolidate or any similar transaction.

        "Acquirer" means an Entity which has an arrangement with a Merchant to obtain Transaction Card Tickets from the Merchant and present the Transaction Card Tickets through an Interchange to an Issuer.

        "Affiliate" means, with respect to any Entity, any other Entity which, directly or indirectly, owns or Controls, is owned or Controlled by, or is under common ownership or common Control with such Entity.

        "Affiliate Agreement" shall mean an agreement in the form of Exhibit B which is executed by Customer's Affiliates.

        "Agreement" shall mean this Service Agreement as amended from time to time including any Exhibits attached hereto from time to time, and the executed Affiliate Agreements, if any.

        "Arbitration Demand" is defined in Exhibit D to this Agreement.

        "Arbitration Panel" is defined in Exhibit D to this Agreement.

        "Basic Qualifications" is defined in Exhibit D to this Agreement.

        "BIN" means a Bank Identification number issued by VISA.

        "Business Continuity Plan" is defined in Section 12.2 of this Agreement.

        "Cardholder" means an individual or Entity which has a Cardholder Account with an Issuer.

        "Cardholder Account" means an arrangement between an individual or an Entity and an Issuer which provides that the individual or Entity may use one or more Transaction Cards issued by the Issuer.

        "Change of Control" shall mean a change in the director indirect ownership of a majority of an Entity's (including Customer and any Affiliate of Customer) outstanding capital stock (or other form of ownership) or a majority of the voting power in any election of directors.

        "Client" means any client of Customer.

        "Control" (and with the correlative meaning "Controlled") means the power to direct the management or affairs of an Entity and "ownership" means the beneficial ownership of more than 50% of the equity securities of the Entity.

        "Customer's Accounts" means the Cardholder Accounts of Customer.

        "Customer's Proprietary Information" is defined in Section 10.1 of this Agreement.

        "Daily Amount" is defined in Exhibit F to this Agreement.

        "Deconversion" means cooperation in migration of the Services to Customer or a new processor on behalf of Customer and the transfer of information concerning Customer's accounts from the FDR System to Customer or a new processor pursuant to FDR's standard deconversion procedures upon expiration or following termination of this Agreement.

Exh. C-1

        "Dispute" is defined in Section 5.1 of this Agreement.

        "Disputing Party" is defined in Exhibit D to this Agreement.

        "Enhancements" is defined in Section 2.2 of this Agreement.

        "Entity" means a corporation, partnership, sole proprietorship, joint venture, or other form of organization.

        "Excluded BIN" is defined in Section 3.1 of this Agreement.

        "Existing FDR Agreement" is defined in Section 3.2 of this Agreement.

        "Existing Non-FDR Agreement" is defined in Section 3.3(a) of this Agreement.

        "FDR Portfolio" is defined in Section 3.2 of this Agreement.

        "FDR's Proprietary Information" is defined in Section 10.2 of this Agreement.

        "FDR Settlement Rules" means the policies, rules and procedures adopted by FDR from time to time and in effect from time to time to provide for the payment of amounts due as the result of Interchange Settlement, it being understood that FDR shall make known to Customer in advance all changes or modifications to such rules.

        "FDR System" means the computer equipment, computer software and related equipment and documentation used at any time and from time to time by FDR to provide the Services.

        "Former Accounts" is defined in Section 3.4 of this Agreement.

        "ICA" means an InterBank Card Association number issued by MasterCard.

        "Indemnified Party" is defined in Exhibit E to this Agreement.

        "Indemnifying Party" is defined in Exhibit E to this Agreement.

        "Insolvency Event" occurs, with respect to any party, when such party:

            (i)  is dissolved, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due;

          (ii)  makes a general assignment, arrangement or composition agreement with or for the benefit of its creditors; or

          (iii)  files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian, or similar official for the wind up of its business (or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within thirty (30) days).

        "Interchange" means the contracts, agreements, rules, regulations and procedures governing the relationships between, or the actions in accordance with the contracts, agreements, rules, regulations and procedures by, any two or more Entities in connection with the Interchange Settlement.

        "Interchange Settlement" means the process by which FDR, on behalf of Customer and Sponsor Bank (a) facilitates payment for MasterCard, Visa or Network Transaction Card Tickets presented by Acquirers to Customer and Sponsor Bank, and (b) remits and receives payments for chargebacks and other Interchange fees and expenses of or payable by Customer or Sponsor Bank.

        "Issuer" means an Entity that has a Cardholder Account with a Cardholder.

        "Legal Requirements" is defined in Section 2.4 of this Agreement.

        "MasterCard" means MasterCard International Incorporated or its successors or assigns.

Exh. C-2

        "Merchant" means an Entity that has the right to acquire or otherwise acquires a Transaction Card Ticket as payment for goods, services, cash advances, cash withdrawals or otherwise or for credit or refund or otherwise.

        "Minimum Processing Fees" is defined in Section 4.4 of this Agreement.

        "Net Settlement Amount" means the net dollar amount for each business day of FDR of all (a) transactions processed for Customer and Customer's Affiliates for the day determined in accordance with the applicable rules of MasterCard, VISA, Network, and the FDR Settlement Rules, (b) Interchange fees and expenses relating to Customer and Customer's Affiliates, and (c) account expenses including overdraft charges, activity charges, wire transfer fees and other charges relating to Customer and Customer's Affiliates.

        "Network" means an online debit electronic funds transfer network currently supported by FDR through which Transaction Card Tickets are processed and switched by FDR and settled on behalf of Customer and Customer's Affiliates.

        "Non-FDR Portfolio" is defined in Section 3.3(a) of this Agreement.

        "Original Term" is defined in Section 8.1 of this Agreement.

        "Processing Fees" means all fees and charges incurred and for Services performed at the prices set forth in Exhibit A to this Agreement (including any Year 1 Minimum Processing Fee or Minimum Processing Fee shortfall payments), as adjusted from time to time by FDR consistent with this Agreement with the exception of Special Fees and specifically excluding all charges for taxes and interest.

        "Processing Year" is defined in Section 8.1 of this Agreement.

        "Processing Year 1" is defined in Section 8.1 this Agreement.

        "Purchaser" is defined in Section 3.2 of this Agreement.

        "Scheduled Start-up Date" is defined in Section 2.3(a) of this Agreement.

        "Services" is defined in Section 2.1 of this Agreement.

        "Settlement Account" is defined in Exhibit F to this Agreement.

        "Settlement Late Payment Fee" is defined in Exhibit F to this Agreement.

        "Settlement System" is defined in Exhibit F to this Agreement.

        "Special Fees" means the amounts payable by Customer on a pass-through or reimbursement basis for services or goods provided by a third party, including tariff line rates, WATS lines rates, data circuit charges and any other rates charged to FDR by a communications common carrier, postage costs, courier costs and costs of forms, and as may be set forth or described in Exhibit A to this Agreement.

        "Sponsor Bank" means the financial institution member of the Networks, Visa or MasterCard, and any successor financial institution member thereto reasonably acceptable to FDR, which is the Issuer of the Transaction Cards to Customer's Clients, and which sponsors FDR and Customer in the Networks.

        "Start-up" means the transfer of Customer's data relating to Customer's accounts to the FDR System as described in the Start-up Plan and the commencement of Services by FDR.

        "Start-up Plan" means the written plan for accomplishing the Start-up as prepared by FDR and Customer pursuant to Section 2.3 of this Agreement

        "Surviving Entity' is defined in Section 3.5 of this Agreement.

        "Term" means the Original Term together with any other extension of this Agreement.

Exh. C-3

        "Total Annual Processing Fees" is defined in Section 4.4 of this Agreement

        "Transaction Card" means a card issued pursuant to a license from or agreement with MasterCard, VISA or Network or any other card issuing organization for which FDR currently provides service support, including without limitation, any "virtual" card permitted under the MasterCard or Visa rules and regulations in existence as of the date hereof. This shall include any credit card or debit card program offered by Customer.

        "Transaction Card Ticket" means a record (whether paper, magnetic, electronic or otherwise) which is created to evidence the use of a Transaction Card as payment for goods, services, cash advances, cash withdrawals, balance inquiries, transfers, payments or otherwise or for a credit or refund or otherwise.

        "User Manuals" means each of the FDR User Manuals listed in Section I of Exhibit A to this Agreement.

        "VISA" means, individually or collectively, as appropriate, VISA U.S.A. Inc. or VISA INTERNATIONAL or either of their successors or assigns.

        "VISA Agreements" is defined in Section 12.9 of this Agreement.

        "Year 1 Minimum Processing Fee" is defined in Section 4.4 of this Agreement.

Exh. C-4

EXHIBIT D

ARBITRATION

Arbitration

        (a)  If the parties are unable to resolve any dispute as contemplated by Section 5.1 of this Agreement, such Dispute shall be submitted to mandatory and binding arbitration at the election of either party (the "Disputing Party'). Except as otherwise provided in this Exhibit D, the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA").

        (b)  To initiate the arbitration, the Disputing Party shall notify the other party in writing (the "Arbitration Demand"), which shall (i) describe in reasonable detail the nature of the Dispute, (ii) state the amount of the claim, (iii) specify the requested relief and (iv) name an arbitrator who (A) has been licensed to practice law in the U.S. for at least ten years, (B) is not then an employee of Customer or FDR or an employee of an Affiliate of either, and (C) is experienced in representing clients in connection with commercial agreements (the "Basic Qualifications"). Within fifteen (15) days after the other party's receipt of the Arbitration Demand, such other party shall file, and serve on the Disputing Party, a written statement (i) answering the claims set forth in the Arbitration Demand and including any affirmative defenses of such party; (ii) asserting any counterclaim, which shall (A) describe in reasonable detail the nature of the Dispute relating to the counterclaim, (B) state the amount of the counterclaim, and (C) specify the requested relief; and (iii) naming a second arbitrator satisfying the Basic Qualifications. Promptly, but in any event within fifteen (15) days thereafter, the two arbitrators so named will select a third neutral arbitrator from a list provided by the AAA of potential arbitrators who satisfy the Basic Qualifications and who have no past or present relationships with the parties or their counsel, except as otherwise disclosed in writing to and approved by the parties. The arbitration will be heard by a panel of the three arbitrators so chosen the "Arbitration Panel"), with the third arbitrator so chosen serving as the chairperson of the Arbitration Panel. Decisions of a majority of the members of the Arbitration Panel shall be determinative.

        (c)  The arbitration hearing shall be held in such neutral location as the parties may mutually agree. The Arbitration Panel is specifically authorized to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. In the event summary judgment or partial summary judgment is granted, the non-prevailing party may not raise as a basis for a motion to vacate an award that the Arbitration Panel failed or refused to consider evidence bearing on any dismissed claim or issue. The Federal Rules of Evidence shall apply to the arbitration hearing. The party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement. The Arbitration Panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement including, without limitation, the provisions of this Exhibit D.

        (d)  Should an arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Exhibit D, the arbitrator shall be replaced by the party who selected such arbitrator, or if such arbitrator was selected by the two party-appointed arbitrators, by such two party-appointed arbitrators selecting a new third arbitrator in accordance with Exhibit D. Each such replacement arbitrator shall satisfy the Basic Qualifications. If an arbitrator is replaced pursuant to this paragraph (d) after the arbitration hearing has commence, then a rehearing shall take place in accordance with the provisions of this Exhibit D and the Commercial Arbitration Rules of the AAA.

Exh. D-1

        (e)  At the time of granting or denying a motion for summary judgment as provided for in (c) and within fifteen (15) days after the closing of the arbitration hearing, the Arbitration Panel shall prepare and distribute to the parties a writing setting forth the Arbitration Panel's finding of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be information subject to the confidentiality provisions of this Agreement.

        (f)    The Arbitration Panel is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitration Panel is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

        (g)  Any award rendered by the Arbitration Panel will be final, conclusive and binding upon the parties and any judgment hereon may be entered and enforced in any court of competent jurisdiction.

        (h)  Each party will bear one-half of all fees, costs and expenses of the arbitrators, and notwithstanding any law to the contrary, each party will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the Arbitration Panel, the prevailing party in such a proceeding will be entitled to recover reasonable attorneys' fees and expenses incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

        Judicial Procedure.    Nothing in this Exhibit D shall be construed to prevent any party from seeking from a court a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to this Exhibit D.

        Federal Arbitration Act.    The parties acknowledge and agree that performance of the obligations under this contract necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to relevant provisions of this Exhibit D.

Exh. D-2

EXHIBIT E

INDEMNIFICATION

        Customer's Indemnification.    Customer shall indemnify and hold harmless FDR and its directors, officers, employees, agents and affiliates from and against any and all third party claims, liabilities, losses and damages (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) arising out of or with respect to this Agreement, to the extent that the claim, liability, loss or damage is caused by, relates to or arises out of (a) the breach by Customer of any of its duties or obligations under this Agreement or (b) a claim or action against FDR for any actual or alleged infringement of any patent, copyright, trade secret or other proprietary rights of any person in connection with the development of software or systems to support an enhancement requested by Customer using designs or specifications provided by Customer or in connection with the production by FDR of cards or other items for Customer using artwork, designs or concepts provided by Customer.

        Customer shall not have any obligation to indemnify FDR against any claim, liability, loss or damage FDR or its directors, officers, employees, agents or affiliates may suffer arising solely out of FDR's negligent performance of any of the services provided under this Agreement.

        FDR's Indemnification.    FDR shall indemnify Customer and its directors, officers, employees and agents from and against any and all third party claims, liabilities, losses or damages (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) arising out of or with respect to this Agreement to the extent that the claim, liability, loss or damage is caused by, relates to or arises out of (a) the breach by FDR of any of its duties or obligations under this Agreement or (b) a claim or action against Customer for actual or alleged infringement of any patent, copyright trade secret or other proprietary rights of any person by the FDR System or any part thereof, except to the extent such claim is caused by (i) Customer's failure to use the FDR System as permitted under this Agreement, (ii) Customer's use of the FDR System in combination with other software or systems not expressly authorized by FDR, or (iii) the development of software by FDR to support an enhancement requested by Customer using designs or specifications provided by Customer or the production by FDR of cards or other items for Customer using artwork, designs or concepts provided by Customer. The provisions of this paragraph shall not be applicable in the case of such liability, claim, demand or dispute that arises out of negligence or willful misconduct of Customer, their assigns or their respective agents or employees.

        Notification.    In the event a claim, suit or proceeding by a third party for which indemnification may be available under this Agreement is made or filed against any person, party or Entity, the person, party or Entity against which the claim, suit or proceeding is made (the "Indemnified Party"), shall promptly notify the other party (the "Indemnifying Party") in writing of the claim, suitor proceeding. The Indemnifying Party, within thirty (30) days, or such shorter period as is required to avoid any prejudice in the claim, suit or proceeding, after the notice, may elect to defend, compromise, or settle the third party claim, suit or proceeding at its expense. In any third party claim, suit or proceeding which the Indemnifying Party has elected to defend, compromise or settle, the Indemnifying Party shall not after the election be responsible for the expenses, including counsel fees, of the Indemnified Party but the Indemnified Party may participate therein and retain counsel at its own expense. In any third party claim, suit or proceeding the defense of which the Indemnifying Party shall have assumed, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement affecting the Indemnified Party to the extent that the judgment or settlement involves more than the payment of money without the written consent of the Indemnified Party. The Indemnified Party shall provide to the Indemnifying Party all information, assistance and authority reasonably requested in order to evaluate any third party claim, suit or proceeding and effect any defense, compromise or settlement.

Exh. E-1

        Claims Period.    Any claim for indemnification under this Agreement must be made prior to the earlier of:

          (a)  One year after the person, party or Entity claiming indemnification becomes aware of the event for which indemnification is claimed, or

          (b)  One year after the earlier of the termination of this Agreement or the expiration of the Term.

Exh. E-2

EXHIBIT F

INTERCHANGE SETTLEMENT

        Interchange Settlement Account.    In order for FDR to provide its Services to Customer pursuant to this Agreement, it is necessary for FDR to handle and settle Interchange Settlement for Customer through the international Interchange networks of the Networks, MasterCard and VISA. Customer understands that FDR handles the Interchange Settlement with the Networks, MasterCard and VISA for its clients including Customer on a net settlement basis (the "Settlement System"). To facilitate the Settlement System, FDR has established, will establish or will direct Customer to establish and may in the future establish or direct Customer to establish one or more interchange settlement Central Clearing Accounts (collectively the "Settlement Account") at one or more banks.

        Transfer of Funds.    FDR shall calculate and inform Customer on each business day of the amount of funds to be transferred (the "Daily Amount") as the result of (a) current transaction processing, and (b) funding required for incoming transactions of Customer. If the Daily Amount is negative, Customer shall transfer or make available for transfer via Fed Wire Drawdown to the Settlement Account by 4:00 p.m. Eastern Time Zone, an amount equal to the Daily Amount. If the Daily Amount is positive, FDR will transfer to Customer, or will cause the Networks, MasterCard or VISA to transfer to Customer, immediately available funds equal to the Daily Amount prior to the close of business of the Federal Reserve System in New York on such date.

        Daily Amount.    The Daily Amount shall equal (a) the Net Settlement Amount for Customer, plus (b) the amount necessary to fund incoming Interchange transactions not yet processed, determined in accordance with the FDR Settlement Rules, minus (c) the amount previously advanced by Customer with respect to prior incoming Interchange transactions for which processing is complete.

        Failure to Transfer.    In the event of the failure of Customer on any business day when required by the terms of this Agreement or the FDR Settlement Rules, to transfer or make available for transfer via Fed Wire Drawdown the Daily Amount to the Settlement Account, FDR may refuse, without incurring any liability to Customer, to act as Customer's agent in discharging any Network, MasterCard and VISA Interchange obligations of Customer and shall have the right to immediately notify the Networks, MasterCard and VISA that it will no longer cause the Networks, MasterCard and VISA Interchange obligations of Customer to be discharged. In addition to the foregoing, FDR may take such actions with respect to Customer's obligations under the Settlement System as FDR deems reasonable to protect FDR or its customers from any loss arising from Customer's non-payment of the Daily Amount.

        Settlement Late Payment Fee.    In addition to any other provisions in this Agreement, in the event of Customer's failure to transfer or make available for transfer via Fed Wire Drawdown the Daily Amount for any business day, Customer shall pay to FDR a late payment fee (the "Settlement Late Payment Fee") which shall be equal to the amount Customer would have been required to pay as a late payment fee under the Networks, MasterCard or VISA. The amount shall be calculated in accordance with the rules and shall continue to accrue until FDR shall have received the Daily Amount from Customer. Settlement Late Payment Fees shall be paid to FDR based upon the rules even though FDR may have elected to make settlement with the Networks, MasterCard and VISA in a timely manner on behalf of Customer. If FDR has received funds from the Networks, MasterCard or VISA as a result of Interchange Settlement on behalf of Customer and fails to make available the Daily Amount to Customer, FDR shall pay to Customer a late payment fee based on the Daily Amount calculated in the same manner as the Settlement Late Payment Fee.

        No Independent Obligation.    The obligation of FDR to discharge the Networks, MasterCard and VISA Interchange obligations of Customer shall be solely as an agent of Customer in accordance with

Exh. F-1

the terms and provisions of this Agreement and the FDR Settlement Rules. FDR shall have no independent obligation with respect to the discharge of the Interchange obligations of Customer.

        Violation of Rules.    In the event that the Networks, MasterCard or VISA shall notify FDR of any violation of the rules and regulations of the Networks, MasterCard or VISA, as appropriate, relating to Customer or transactions processed for Customer, FDR shall have the right, without liability to Customer to terminate the Interchange Settlement of transactions on behalf of Customer under this Agreement with respect to the Networks, MasterCard or VISA, as appropriate, until the time as FDR shall have been notified by the Networks, MasterCard or VISA, as appropriate, that the violation has been corrected. FDR shall provide Customer with prompt written notice of the receipt of any such notification from the Networks, MasterCard or VISA.

        Reliance on Other Parties.    Customer acknowledges that performance of Interchange Settlement involves the settlement of certain of Customer's transactions jointly and on a combined net basis with the settlement of transactions of other customers of FDR, Accordingly, the payment or receipt by FDR of settlement monies on behalf of Customer may be dependent on equivalent payments or receipts being received or made by or for other customers of FDR and in respect of transactions involving accounts issued by such other customers. FDR and Customer will cooperate and use all reasonable resources to identify the reason for any settlement failure and shall attempt to work to its resolution.

        Compliance with Instructions.    FDR shall be entitled without further inquiry to execute or otherwise act upon (a) instructions or information or purported instructions or information received through the Networks, MasterCard or VISA payment systems and instructions or information, or (b) purported instructions or information received in accordance with the Networks, MasterCard or VISA rules or settlement manuals otherwise than through the payment systems or in accordance with the FDR Settlement Rules notwithstanding that it may afterwards be discovered that the instructions or information were not genuine or were not initiated by Customer. Such execution or action shall constitute a good discharge to FDR, and FDR shall not be liable for any liability, damage, expense, claim or loss (including loss of business, loss of profit or exemplary, punitive, special, indirect or consequential damages of any kind) whatsoever arising, in whatever manner, directly or indirectly, from or as a result of the execution or action.

        Restrictions on Setoff.    Customer agrees to discharge its Interchange Settlement obligations to FDR under this Schedule F in full and on first written demand waiving any defense, setoff or right of counterclaim (without prejudice to the ability of Customer to pursue these independently) and notwithstanding any act or omission or alleged act or omission or any insufficiency or deficiency that there is or has been or that may be alleged in the performance by FDR of its obligations under this Agreement or otherwise. FDR agrees, however, that it shall not setoff against any payment to be made by it to Customer or on its behalf pursuant to this Schedule F any amount due and payable by Customer to FDR (without prejudice to the ability of FDR to pursue these independently) other than amounts due and payable by Customer or on their behalf to FDR pursuant to this Exhibit F.

        Trailing Activity.    If Customer terminates this Agreement or if Customer ceases to obtain processing services from FDR under this Agreement in a manner which results in fees or charges relating to Customer's Accounts continuing to be included as a part of FDR's net settlement with the Networks, MasterCard and VISA, FDR may obtain daily payment from the Settlement Account established under the first paragraph of this Exhibit F or Customer will provide FDR immediately upon notice with access to an account of Customer's funds, not requiring signature, which FDR may draw upon in order to receive payment for such fees and charges. FDR will provide Customer with documentation for all fees and charges paid on behalf of Customer.

        Sponsor Bank.    During the Term of the Agreement, Customer shall be responsible for and reimburse FDR for all amounts, if any, which may be paid or which may be payable by FDR in

Exh. F-2

connection with fees, costs, assessments or other amounts due by or on behalf of the Sponsor Bank in connection with Interchange Settlement.

Exh. F-3

EXHIBIT G

OFFLINE DEBIT CARD PERFORMANCE CRITERIA

1.
On-Line Systems Update

        On-line systems will be updated for monetary and non-monetary transactions by 0700 hours Central Time Zone the first Business Day following each cycle date for 90% of each month=s cycles and by 0900 hours Central Time Zone the first Business Day following each cycle date for 100% of each month=s cycles.

2.
On-Line Systems Availability

        On-line systems will be available for inquiry 98% of the time each month between 0700 hours and 2200 hours Central Time Zone. On-line systems will be available for inquiry 95% of the time each month between 2200 hours and 0700 hours Central Time Zone

3.
Authorization Systems Availability

        The authorization system will be available to respond to Cardholder Authorization inquiries 98% of the total hours in the month.

4.
ACH Transmission

        Daily ACH files produced by FDR for direct transmission to Customer will be available for transmission by 10:00 p.m., Central Time Zone, the first Business Day for 90% of each month=s cycle and by 11:00 p.m., Central Time Zone, the first Business Day for 100% of each month's cycles. These files will contain transaction activity for only that Business Day. This transmission shall be in the FDR (RJE/NDM) format and shall contain information specified in the documentation provided to Customer as part of the Start-Up.

5.
Failed Performance

        If FDR fails during any calendar month to perform in accordance with the performance criteria defined above, then, such failure shall be considered to be a "Failed Month" for purposes of this Exhibit G if and to the extent set forth below:Events in Calendar Month

Consecutive Months	1	2	3	4
1	0%	0%	1%	2%
2	0%	2%	3%	5%
3	0%	5%	10%	15%
4	0%	10%	15%	20%

Any reference to "0%", shall not be a Failed Month for any purpose. If FDR experiences a Failed Month per the grid requirements, then Customer shall be entitled to a "Performance Credit" equal to the applicable percentage set forth in the grid multiplied by the applicable month's Processing Fees. In the case of consecutive Failed Months with a different number of failures each month, the Performance Credit will determined by taking the greatest number of failures present in each of the consecutive Failed Months and multiplying the applicable percentage determined from the grid by the applicable month's Processing Fees. For example:

Failures	Performance Credit
3 in month 1	1% of month 1 Processing Fees
2 in month 2	2% of month 2 Processing Fees
4 in month 3	5% of mouth 3 Processing Fees

Exh. G-1

In month 2 above, the example assumes that there have been 2 consecutive months with at least 2 failures. Likewise, the example assumes that in month 3 above, there have been 3 consecutive months with at least 2 failures. Continuing the example, assume that in month 4, there is only 1 failure, then no Performance Credit will be due; in month 5 if there are 2 failures, no Performance Credit will be due; and in month 6, if there are 4 failures, the Performance Credit will be 2% of the month 6 Processing Fees.

Such Performance Credits shall be applied against Processing Fees due FDR by Customer during the month following calculation of the Performance Credit by FDR. FDR agrees to calculate the amount of any Performance Credit to which Customer is entitled hereunder within ninety (90) days following the conclusion of the applicable Failed Month.

If there are one (1) or more occurrences of three (3) consecutive Failed Months in any Processing Year, then Customer, at its election, may terminate this Agreement, provided, that this termination option is exercised within sixty (60) days after Customer receives notice of FDR's third consecutive Failed Month, and provided that such termination shall become effective on a date specified by Customer, which date shall be not later than nine (9) months after Customer's delivery to FDR of a written notice of its intention to so terminate this Agreement.

6.
Sole Remedy.

        Customer hereby agrees that due to the difficulty of determining and calculating its damages upon FDR's failure to perform in accordance with the performance criteria in this Exhibit G, the remedies of a Performance Credit or termination as set forth above shall be Customer's sole and exclusive remedies, and that Customer hereby elects to waive any and all other remedies to which Customer maybe entitled under this Agreement, at law or in equity, based upon FDR's failure to perform in accordance with the performance criteria in this Exhibit G; provided, however, that nothing in this paragraph shall be construed to mean Customer is waiving any remedy to which it may be entitled under this Agreement if the basis for its cause of action against FDR is based upon anything other than FDR's nonperformance in accordance with the performance criteria in this Exhibit G.

Exh. G-2

EXHIBIT H

MASTERCARD REQUIREMENTS

        See attached letter of September 13, 2000, application and supporting materials.

Exh. H-1

FIRST AMENDMENT TO SERVICE AGREEMENT

        This First Amendment to Service Agreement made and entered into this 2nd day of January, 2001 by and between X.com Corporation, 1840 Embarcadero Road, Palo Alto, California 94303 ("Customer") and First Data Resources Inc., 7301 Pacific Street, Omaha, Nebraska 68114 ("FDR").

W I T N E S S E T H:

        WHEREAS, Customer and FDR heretofore entered into a Service Agreement dated as of September 25, 2000 (the "Service Agreement"); and

        WHEREAS, Customer and FDR now desire to amend the Service Agreement as hereinafter more particularly set forth;

        NOW THEREFORE, Customer and FDR hereby agree as follows:

I.    EXHIBIT "A", SECTION III OF THE SERVICE AGREEMENT IS HEREBY AMENDED BY THE ADDITION OF THE FOLLOWING, EFFECTIVE JANUARY 1, 2001 (HEREINAFTER REFERRED TO AS THE "EFFECTIVE DATE"):

  "E.    FDR ROW/ROWnet SERVICES. FDR agrees to provide to Customer the FDR Report Organizer and Writer ('FDR ROW/ROWnet') Services as described in this Agreement. In order for Customer to obtain the FDR ROW/ROWnet Services (as described herein), FDR shall either distribute to Customer or allow Customer to access via the internet certain software and related documentation which FDR has licensed from Mobius Management Systems, Inc. ('Mobius') pursuant to a Software License Agreement dated September 30, 1996 (hereinafter referred to as the 'Mobius Software').

  A.    Customer represents and warrants to FDR that it will (a) keep the Mobius Software strictly confidential (b) permit the FDR ROW/ROWnet Services to be utilized or accessed in its internal business only by its own personnel, and (c) use the Mobius Software only in connection with Customer's data which is generated by FDR in conjunction with the FDR ROW/ROWnet Services. Customer shall not copy the Mobius Software. Customer will not reverse assemble or reverse compile the Mobius Software program, nor transfer, sublicense, rent, lease or assign the Mobius Software.

  B.    The provisions set forth in this section only grant Customer the right to use the Mobius Software and do not grant any rights of ownership to Customer. Customer shall not publish any results of any benchmark tests run on the Mobius Software.

  C.    If FDR's right to license the use of the Mobius Software to Customer is terminated because the Mobius Software infringes upon the copyright, patent, or other proprietary rights of any party or for any other reason, FDR shall have the right to terminate the provision of the FDR ROW/ROWnet Services upon thirty (30) days notice to Customer, or such shorter period of notice as coincides with the termination of FDR's right to license the use of the Mobius Software, and FDR shall have no further liability to Customer with respect to the terminated services.

  D.    Within thirty (30) days after the termination of this Agreement, or the earlier termination of Customer's license to use the Mobius Software, Customer shall deliver to FDR all copies of the Mobius Software and related documentation, together with all separate informational materials provided with respect to the FDR ROW/ROWnet Services or the Mobius Software, in Customer's possession, custody or control or, at Customer's discretion, shall destroy the same, as directed by FDR. In addition, an officer of Customer shall certify in writing to FDR that, to the best of its knowledge, use of the Mobius Software has been discontinued and all items have been returned or destroyed as required in this section.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

  E.    Customer agrees to indemnify and hold harmless Mobius, its subsidiaries, Affiliates, officers, directors, employees and agents from and against any and all claims, demands, liability, loss, cost, damage or expense, including attorneys' fees and costs of settlement, resulting from or arising out of (i) the failure of Customer to observe any covenant or condition set forth in this section, (ii) the violation by Customer of any applicable statute, law or regulation associated with the Mobius Software, or (iii) Customer's use of the FDR ROW/ROWnet Services in a manner not provided for in this section.

  F.    FDR shall indemnify and hold harmless Customer, its subsidiaries, Affiliates, officers, directors, employees and agents from and against any and all claims, demands, liability, loss, cost, damage or expense, including attorneys' fees and costs of settlement, resulting from or arising out of any allegation that the use by Customer of the Mobius Software and any of the FDR ROW/ROWnet Services provided hereunder infringes any patent, trademark, copyright, trade secret or other proprietary right (collectively 'Intellectual Property Rights') of any third party. Such indemnification is contingent upon (a) Customer giving written notice of the claim to FDR in a timely manner after it receives actual notice of its existence, (b) Customer giving FDR full information and assistance (at FDR's expense) necessary for the defense and/or settlement of any such claim, and (c) Customer giving FDR full authority to control the defense and/or settlement of any such claim. FDR shall have no obligation under this paragraph (6) to the extent that a claim (a) is based upon the combination, operation or use of the Mobius Software with software which was not provided by FDR, if such infringement would have been avoided in the absence of such combination, operation or use, or (b) results from the use by Customer of the Mobius Software in a manner other than as described in this Exhibit 'A', Section III-E and the applicable user documentation for the FDR ROW/ROWnet Services. This paragraph states the exclusive remedy of Customer with respect to claims of infringement.

  G.    Customer acknowledges that the Mobius Software product is subject to restrictions and controls imposed under the U.S. Export Administration Act. Customer certifies that neither the Mobius Software nor any direct product thereof is being or will be acquired, shipped, transferred or reexported, directly or indirectly, into any country prohibited under the Act.

  H.    NEITHER FDR NOR MOBIUS MAKES ANY WARRANTIES, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS OR SERVICES TO BE PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. MOBIUS DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE MOBIUS SOFTWARE WILL MEET CUSTOMER'S REQUIREMENTS OR THAT THE OPERATION OF THE MOBIUS SOFTWARE WILL BE ERROR FREE, OR THAT DEFECTS IN THE SOFTWARE WILL BE CORRECTED. IN NO EVENT WILL CUSTOMER HAVE ANY CAUSE OF ACTION AGAINST MOBIUS, NOR WILL MOBIUS BE LIABLE TO CUSTOMER FOR ANY LOSSES, DAMAGES OR ANY ECONOMIC CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR SAVINGS), INCIDENTAL DAMAGES OR PUNITIVE DAMAGES INCURRED OR SUFFERED BY CUSTOMER EVEN IF MOBIUS IS INFORMED OF THEIR POSSIBILITY."

II.    EXHIBIT "A", SECTION IV OF THE SERVICE AGREEMENT IS HEREBY AMENDED BY THE ADDITION OF THE FOLLOWING, EFFECTIVE UPON THE EFFECTIVE DATE):

7494	FDR ROW/ ROWnet Services	The FDR system and services which allow Customer the ability to customize the presentation, on Customer's screens, of selected information from Customer's On-Line or Online Access and Retrieval System ('OARS') reports by the use of a graphical user interface, either through on-line access or through FDR's internet web site. Entire reports or selected sections, pages or fields within reports may, using the FDR ROW/ROWnet Services, be exported to a database/analysis tool that can sort, graph, manipulate and/or export data to spreadsheet or other documents. In addition, repetitive applications may be scripted and automated for regular use.
		Total Number of Customer's Report Data Pages (both On-Line Reports and OARS Service) during a Calendar Month*
		0-	1,000,000	[*]
		1,000,001-	2,500,000	[*]
		2,500,001-	5,000,000	[*]
		5,000,001-	7,500,000	[*]
		7,500,001-	10,000,000	[*]
		10,000,001-	15,000,000	[*]
		15,000,001-	20,000,000	[*]
		20,000,001	and above	[*]
				[*]

        *Includes volumes for reports set up for viewing on OARS and/or On-Line Reports; counts are not duplicated. In no event shall Customer be charged for FDR ROW/ROWnet Services under both On-Line and OARS for the same report.

        The prices set forth above for FDR ROW/ROWnet Services shall not be affected by any default settings within the FDR System for a particular report which would result in one copy of a report at no charge.

        Customer will, in connection with the FDR ROWNet Service (if requested), be required to (a) utilize the services of an internet service provider, and (b) acquire certain digital certificates and related security measures necessary to allow connection with the FDR ROWNet Service, both (a) and (b) above to be obtained by Customer prior to the date of commencement of such services by FDR on behalf of Customer.

        In addition to the above fees, if FDR provides, at Customer's request, any FDR ROW/ROWnet application customization services on behalf of Customer at Customer's location, Customer shall pay FDR at FDR's then current standard rates for such services, including but not limited to travel and expenses."

III.    AS HEREBY AMENDED AND SUPPLEMENTED, THE SERVICE AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Service Agreement the day and year first above written.

FIRST DATA RESOURCES INC.		X.COM CORPORATION
By:	/s/ W. GAY RICH	By:	/s/ TODD PEARSON
Title:	Sr. Vice President	Title:	Vice President

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

SECOND AMENDMENT TO SERVICE AGREEMENT

        This Second Amendment to Service Agreement ("Amendment") is made and entered into this [    ] day of January, 2001 by and between X.Com Corporation, 1840 Embarcadero Road, Palo Alto, California 94303 ("Customer") and First Data Resources Inc., 10825 Farnam Drive, Omaha, Nebraska 68154 ("FDR").

        Customer and FDR have entered into that certain Service Agreement dated as of September 25, 2000 (the "Agreement"), and now wish to amend the Agreement as set forth in this Amendment. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Customer and FDR agree as follows.

        1.    Initial Amount of the Letter of Credit. All references to [*] in Section 11.3(b) of the Agreement are changed to read [*].

        2.    Full Force and Effect of Agreement. As hereby amended, the Agreement shall remain in full force and effect.

FIRST DATA RESOURCES INC.		X.COM CORPORATION
By:	/s/ W. GAY RICH	By:	/s/ TODD PEARSON
Name:	W. Gay Rich	Name:	Todd Pearson
Title:	Sr. Vice President	Title:	Vice President

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

THIRD AMENDMENT TO SERVICE AGREEMENT

        This Third Amendment to Service Agreement made and entered into this 19th day of September, 2001 by and between PayPal, Inc., formerly known as X.Com Corporation, 1840 Embarcadero Road, Palo Alto, California 94303 ("Customer") and First Data Resources Inc., 7301 Pacific Street, Omaha, Nebraska 68114 ("FDR").

W I T N E S S E T H:

        WHEREAS, Customer and FDR heretofore entered into a Service Agreement dated as of September 25, 2000, as previously amended (the "Service Agreement");

        WHEREAS, Customer and FDR now desire to amend the Service Agreement as hereinafter more particularly set forth (this "Amendment").

        NOW THEREFORE, Customer and FDR hereby agree as follows, as of September 19, 2001 (the "Effective Date"):

        1.    Section 4.4(a) of the Service Agreement is hereby amended to read as follows, effective on the Effective Date:

        "(a) In Processing Year 1, Customer will require FDR to provide Services sufficient to generate aggregate Processing Fees at least equal to one million dollars ($1,000,000) (the "Year 1 Minimum Processing Fee"). In each Processing Year after Processing Year 1, except as provided in subsection (b), Customer will require and shall pay FDR for Services sufficient to generate aggregate Processing Fees at least equal to eighty-five percent (85%) of the Processing Fees paid during the immediately preceding Processing Year, but in no event less than one million dollars ($1,000,000) in each such Processing Year (the "Minimum Processing Fees"). Within ninety (90) days after the end of each Processing Year, FDR shall calculate the total Processing Fees paid by Customer in respect of Services performed during each Processing Year (the "Total Annual Processing Fees"), and determine the amount, if any, by which the Year 1 Minimum Processing Fee or Minimum Processing Fees, as applicable, for the Processing Year exceed the Total Annual Processing Fees for the Processing Year (respectively, the "Year 1 Minimum Shortfall" and "Minimum Shortfall(s)"). In the event there is a Minimum Shortfall in any Processing Year other than Processing Year 1, FDR shall, after ten (10) days written notice to Customer of Customer's Minimum Shortfall, draw upon Customer's account pursuant to Section 4.5 of this Agreement the amount of such Minimum Shortfall. FDR shall waive payment of the Year 1 Minimum Shortfall, if any; provided, however, that Customer shall be required to pay to FDR the Year 1 Minimum Shortfall in the event of termination of this Agreement, as provided for in Section 9.4 through 9.6 herein. For the avoidance of doubt and based on economic assumptions material to each party underlying this transaction, Customer and FDR expressly agree that Customer shall pay FDR Processing Fees in each Processing Year other than Processing Year 1 in an amount at least equal to the Minimum Processing Fees until this Agreement is terminated by Customer pursuant to the provisions of Sections 9.2(a) or 9.2(b), or after Customer shall have paid FDR the Minimum Processing Fees for the year of termination as determined pursuant to this subsection (a) in the case of a termination pursuant to Sections 9.2(d) or 9.2(e) or pursuant to subsection (b) below in the case of a termination pursuant to Section 9.2(c), or until FDR terminates this Agreement and invokes compensatory payments pursuant to Section 9.4."

        2.    Section 9.2(c) of the Service Agreement is hereby amended to read as follows, effective on the Effective Date:

        "(c) at its sole option, at any time during the Original Term after the delivery of written notice to FDR at least six (6) months prior to the effective date of such termination; provided that the effective date of such termination is not prior to the expiration date of Processing Year 2;"

        3.    Section 9.4 of the Service is hereby amended to read as follows, effective on the Effective Date:

        "Section 9.4. Payments Upon Termination.

        (a)  If FDR terminates this Agreement pursuant to Section 9.1, other than pursuant to Section 9.1(j), or if Customer terminates this Agreement pursuant to Section 9.2(e), Customer and FDR agree that, based an economic assumptions material to each party, Customer shall make a compensatory payment to FDR. Such compensatory payment shall be made by Customer upon termination by FDR or Customer, and prior to Deconversion, and shall equal the sum of:

          (i)    The Year 1 Minimum Shortfall as set forth in Section 4.4(a);

          (ii)  the Minimum Processing Fees as set forth in Section 4.4(a) of this Agreement, for the Processing Year in which the termination occurs (after crediting Customer for any Processing Fees paid for Services provided in such Processing Year); and the amount set forth in subsections (iii) or (iv) below, as applicable;

          (iii)  except as provided in subsection (iv) below, the sum of the present values of a payment in each full Processing Year (other than the year of termination) which remains during the Term of this Agreement in an amount equal to the applicable percentage set forth below for the Processing Year in which termination occurs multiplied by the Year 1 Minimum Processing Fees or the Minimum Processing Fees, as applicable, for the Processing Year in which termination occurs. The applicable percentage shall be as follows:

Processing Year in which termination occurs	Applicable Percentage
Processing Year 1	30%
Processing Year 2	25%
Processing Year 3	20%
Processing Year 4	15%

          (iv)  in the event the Agreement shall be terminated by FDR pursuant to Section 9.1(k) or by Customer pursuant to Section 9.2(e), the present value of a payment in the next full Processing Year (other than the year of termination) which remains during the Term of this Agreement in an amount equal to the applicable percentage set forth in subsection (iii) above, for the Processing Year in which termination occurs multiplied by the Year 1 Minimum Processing Fees or the Minimum Processing Fees, as applicable, for the Processing Year in which termination occurs.

        (b)  In determining the present value of the amount set forth in subsection (a)(iii) or (a)(iv) above, an interest rate equal to the three (3) month Treasury Bill Rate, as quoted by The Wall Street Journal for the date on which termination occurs, or if not available on the date of termination, as soon thereafter as the next edition of The Wall Street Journal is published, shall be assumed and the payments shall be assumed to be made on the first day of each Processing Year.

        (c)  FDR and Customer agree that the compensatory payments as set forth in Section 9.4(a) are a reasonable estimation, as of the date of this Agreement, of the actual damages which FDR would suffer if FDR were to fail to receive the processing business for the full Term. In making such determination, the parties have considered all relevant factors known to the parties as of the date hereof and have given special consideration to the particular circumstances which may attend each particular termination event including the allocation of risks associated therewith between the parties. If not but for the full consideration of all relevant factors known to the parties as of the date hereof, and the payments to be made pursuant to this Section 9.4, neither party would have been willing to enter into this Agreement,

        (d)  Despite the foregoing, nothing in this Section 9.4 shall limit FDR's right to recover from Customer any amounts for which Customer is otherwise liable under this Agreement, except that upon

2

payment of amounts due under Section 9.4(a), Customer shall not be responsible for Minimum Shortfalls after the year of termination."

        4.    Section 9.5 of the Service Agreement is hereby amended to read as follows, effective on the Effective Date:

        "Section 9.5. Payments Upon Termination Pursuant to Section 9.2(c). If Customer terminates this Agreement pursuant to Section 9.2(c), Customer shall not be required to make any payment to FDR pursuant to Section 9.4; provided, however, Customer shall be required to pay to FDR the sum of (a) the Year 1 Minimum Shortfall and (b) the Minimum Shortfall, if any, for the Processing Year in which termination is effective but not for any subsequent Processing Years."

        5.    Article "9" of the Service Agreement is hereby amended by the addition of the following new Section 9.6, effective on the Effective Date:

        "Section 9.6. Payments Upon Termination Pursuant to Section 9.2(d). If Customer terminates this Agreement pursuant to Section 9.2(d), Customer shall not be required to make any payment to FDR pursuant to Section 9.4; provided, however, Customer shall be required to pay to FDR the Year 1 Minimum Shortfall."

        6.    Exhibit "C" of the Service Agreement is hereby amended by the addition of the foregoing, effective on the Effective Date:

        "Minimum Shortfall' is defined in Section 4.4(a) of this Agreement.

        "Year 1 Minimum Shortfall' is defined in Section 4.4(a) of this "Agreement."

        7.    As hereby amended and supplemented, the Service Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Service Agreement the day and year first above written.

FIRST DATA RESOURCES INC.		PAYPAL, INC.
By:	/s/ W. Gay Rich	By:	/s/ Todd Pearson
Title:	Senior Vice President	Title:	Senior Vice President

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QuickLinks

  EXHIBIT 10.18
SERVICE AGREEMENT
dated September 25, 2000
between
FIRST DATA RESOURCES INC.
and
X.COM CORPORATION
TABLE OF CONTENTS
EXHIBITS
SERVICE AGREEMENT
Recitals
Article 1 Definitions and Interpretation
Article 2 Services
Article 3 Exclusivity, Acquired Portfolios and Merger or Change of Control
Article 4 Payment for Services
Article 5 Dispute Resolution and Indemnification
Article 6 Limitation on Liability
Article 7 Disclaimer of Warranties
Article 8 Term of Agreement
Article 9 Termination
Article 10 Confidential Nature of Data
Article 11 Representations and Covenants
Article 12 Miscellaneous
EXHIBIT A SERVICES/PRICING
Processing Fee Definitions/Prices (Online Processing)
Processing Fee Definitions/Prices (Additional Credit Card Processing Services)
EXHIBIT B AFFILIATE AGREEMENT
EXHIBIT C DEFINITIONS
EXHIBIT D ARBITRATION
EXHIBIT E INDEMNIFICATION
EXHIBIT F INTERCHANGE SETTLEMENT
EXHIBIT G OFFLINE DEBIT CARD PERFORMANCE CRITERIA
EXHIBIT H MASTERCARD REQUIREMENTS
FIRST AMENDMENT TO SERVICE AGREEMENT
W I T N E S S E T H
SECOND AMENDMENT TO SERVICE AGREEMENT
THIRD AMENDMENT TO SERVICE AGREEMENT